UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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MINDBODY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4051 Broad Street, Suite 220

San Luis Obispo, California 93401

(877) 755-4279

To our Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of MINDBODY, Inc. to be held on Thursday, May 17, 2018 at 9:00 a.m., local time, at our offices located at 651 Tank Farm Road, San Luis Obispo, California 93401.

Details regarding how to attend the annual meeting and the business to be conducted at the annual meeting are more fully described in the accompanying notice of annual meeting of stockholders and proxy statement.

Your vote is important.  Regardless of whether you plan to attend the annual meeting, it is important that your shares be represented and voted at the annual meeting, and we hope you will vote as soon as possible.  You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials, you may also vote by mail by following the instructions on the proxy card or voting instruction card.  Voting over the Internet or by telephone, written proxy or voting instruction card will ensure your representation at the annual meeting regardless of whether you attend the annual meeting.

Thank you for your ongoing support of, and continued interest in, MINDBODY.

Sincerely,

Richard Stollmeyer
Chief Executive Officer and Chairman of the Board

San Luis Obispo, California

April 5, 2018

MINDBODY, INC.

4051 Broad Street, Suite 220

San Luis Obispo, California 93401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	9:00 a.m., local time, on Thursday, May 17, 2018

Place	MINDBODY corporate offices located at 651 Tank Farm Road, San Luis Obispo, California 93401

Items of Business

(1) To elect as Class III directors the three nominees named in the accompanying proxy statement to serve until our 2021 annual meeting of stockholders and until their respective successors are duly elected and qualified.

(2) To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

(3) To approve, on an advisory basis, the compensation of our named executive officers as set forth in this proxy statement.

(4) To approve, on an advisory basis, the frequency of future advisory stockholder votes to approve the compensation of our named executive officers.

(5) To transact other business that may properly come before the annual meeting or any adjournments or postponements thereof.

Adjournments and Postponements	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date	March 20, 2018 Only holders of record of our Class A common stock and Class B common stock as of March 20, 2018 are entitled to notice of and to vote at the annual meeting.

Meeting Admission	You are invited to attend the annual meeting if you are a stockholder of record or a beneficial owner of shares of our Class A common stock and Class B common stock, in each case, as of March 20, 2018. If you are a stockholder of record, you must present valid government-issued photo identification (e.g., driver’s license or passport) for admission to the annual meeting. If you are a beneficial owner of shares of our Class A common stock and Class B common stock, you must provide proof of such ownership as of March 20, 2018 (e.g., your most recent account statement reflecting your stock ownership as of March 20, 2018) and you must present valid government-issued photo identification for admission to the annual meeting.

Availability of Proxy Materials	The Notice Regarding the Internet Availability of Proxy Materials, which contains instructions on how to access the proxy materials and our 2017 annual report, is first being sent or given on or about April 5, 2018 to all stockholders entitled to vote at the annual meeting. The proxy materials and our 2017 annual report can be accessed as of April 5, 2018 at the following Internet address: www.edocumentview.com/MB.

Voting	Your vote is very important. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials, you may also vote by mail by following the instructions on the proxy card or voting instruction card. For specific instructions on how to vote your shares, please refer to the section entitled Questions and Answers About the Proxy Materials and Annual Meeting beginning on page 1 of the accompanying proxy statement.

By order of the Board of Directors,

Kimberly G. Lytikainen
Chief Legal Officer and Secretary
San Luis Obispo, California
April 5, 2018

TABLE OF CONTENTS

MINDBODY, INC.

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

To be held at 9:00 a.m., local time, on Thursday, May 17, 2018

The information provided in the question and answer format below is for your convenience only and is merely a summary of the information contained in this proxy statement.  You should read the entire proxy statement carefully.

QUESTIONS AND ANSWERS
ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Why am I receiving these materials?

This proxy statement and the form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2018 annual meeting of stockholders of MINDBODY, Inc., a Delaware corporation, and any postponements or adjournments thereof.  The annual meeting will be held on Thursday, May 17, 2018 at 9:00 a.m., local time, at our offices located at 651 Tank Farm Road, San Luis Obispo, California 93401.

Stockholders are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement.  The Notice of Internet Availability of Proxy Materials, or the Notice of Internet Availability, which contains instructions on how to access the proxy materials and our 2017 annual report, is first being sent or given on or about April 5, 2018 to all stockholders entitled to notice of and to vote at the annual meeting.  In addition, the proxy materials and our 2017 annual report can be accessed as of April 5, 2018 at the following Internet address:  www.edocumentview.com/MB.

On what proposals am I voting?

You are being asked to vote on four proposals:

•	the election of the three nominees for Class III director named in this proxy statement to hold office until our 2021 annual meeting of stockholders and until their respective successors are duly elected and qualified;

•	the ratification of the appointment of Deloitte & Touche LLP, or Deloitte & Touche, as our independent registered public accounting firm for our fiscal year ending December 31, 2018;

•	the vote, on an advisory basis, to approve the compensation of our named executive officers as set forth in this proxy statement; and

•	the vote, on an advisory basis, on the frequency of future advisory stockholder votes to approve the compensation of our named executive officers.

What if other matters are properly brought before the annual meeting?

As of the date of this proxy statement, we are not aware of any other matters that will be presented for consideration at the annual meeting.  If any other matters are properly brought before the annual meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.  If for any reason a Class III director nominee is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate as may be nominated by our board of directors.

How does the board of directors recommend that I vote?

Our board of directors recommends that you vote your shares:

•	“FOR” each of the three nominees for Class III director named in this proxy statement;

•	“FOR” the ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for our fiscal year ending December 31, 2018;

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers as set forth in this proxy statement; and

•	“FOR” “One Year” as the frequency of future advisory stockholder votes on the compensation of our named executive officers.

Who is entitled to vote at the annual meeting?

Holders of either class of our common stock as of the close of business on March 20, 2018, the record date for the annual meeting, are entitled to vote at the annual meeting.  As of the record date, there were (i) 43,661,511 shares of our Class A common stock issued and outstanding and (ii) 3,749,905 shares of our Class B common stock issued and outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited.  Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each matter properly brought before the annual meeting and each share of Class B common stock is entitled to ten votes on each matter properly brought before the annual meeting. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our common stock.

Stockholder of Record: Shares Registered in Your Name.  If, at the close of business on the record date for the annual meeting, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., or Computershare, then you are a stockholder of record.  As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the annual meeting.

Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee.  If, at the close of business on the record date for the annual meeting, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and voting instructions will be forwarded to you by that organization.  The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting.  As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the voting instructions your broker, bank or other nominee provides.  You are also invited to attend the annual meeting.  However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you obtain a legal proxy from your broker, bank or other nominee.

How can I vote my shares?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in one of the following ways:

•	You may vote in person. If you plan to attend the annual meeting, you may vote by delivering your completed proxy card in person or by completing and submitting a ballot, which will be provided at the annual meeting.

•	You may vote by mail. To vote by mail, complete, sign and date the proxy card that accompanies this proxy statement and return it promptly in the postage-prepaid envelope provided (if you received printed proxy materials). Your completed, signed and dated proxy card must be received prior to the annual meeting.

•	You may vote by telephone. To vote over the telephone, call toll-free (800) 652-8683 if calling within the United States, United States territories and Canada, using a touch-tone telephone and follow the recorded instructions (have your Notice of Internet Availability or proxy card in hand when you call). You will be asked to provide the control number from your Notice of Internet Availability or proxy card. Telephone voting is available 24 hours a day, 7 days a week, until 1:00 a.m., Central Time, on May 17, 2018.

•	You may vote via the Internet. To vote via the Internet, go to www.envisionreports.com/MB to complete an electronic proxy card (have your Notice of Internet Availability or proxy card in hand when you visit the website). You will be asked to provide the control number from your Notice of Internet Availability or proxy card. Internet voting is available 24 hours a day, 7 days a week, until 1:00 a.m., Central Time, on May 17, 2018.

Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee

If you are a beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee.  You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares.  Beneficial owners of shares should generally be able to vote by returning the voting instruction card to their broker, bank or other nominee, or by telephone or via the Internet.  However, the availability of telephone or Internet voting will depend on the voting process of your broker, bank or other nominee.   As discussed above, if you are a beneficial owner, you may not vote your shares in person at the annual meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote or revoke my proxy?

Stockholder of Record: Shares Registered in Your Name.  If you are a stockholder of record, you can change your vote or revoke your proxy by:

•	entering a new vote by telephone or via the Internet (until immediately prior to the applicable deadline for each method as set forth above);

•	returning a later-dated proxy card prior to the annual meeting (which automatically revokes the earlier proxy);

•	providing a written notice of revocation prior to the annual meeting to our corporate secretary at our principal executive offices as follows: MINDBODY, Inc., 4051 Broad Street, Suite 220, San Luis Obispo, California 93401, Attn: Corporate Secretary; or

•	attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee.  If you are the beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission, or SEC, we have elected to distribute our proxy materials, including the notice of annual meeting of stockholders, this proxy statement and our 2017 annual report, primarily via the Internet.  As a result, we are mailing to our stockholders a Notice of Internet Availability instead of a paper copy of the proxy materials.  The Notice of Internet Availability contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals, how to request printed copies of the proxy materials and 2017 annual report, and how to request to receive all future proxy materials in printed form by mail or electronically by e-mail.  We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors.  The persons named in the proxy, Richard Stollmeyer, our chief executive officer and chairman, and Brett White, our chief financial officer and chief operating officer, have been designated as proxies for the annual meeting by our board of directors.  When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the annual meeting in accordance with the instructions of the stockholder on such proxy.  If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors on the proposals as described above and, if any other matters are properly brought before the annual meeting, the shares will be voted in accordance with the proxies’ judgment.

In addition, Mr. Stollmeyer holds an irrevocable proxy to vote shares of common stock held by certain of our stockholders, as described in the section entitled Security Ownership below.  Stockholders who have granted such proxy are not entitled to vote such shares at the annual meeting. Mr. Stollmeyer intends to vote such shares in accordance with the recommendations of our board of directors on the proposals as described above, and in accordance with his judgment if any other matters are properly brought before the annual meeting.

How many votes do I have?

Holders of our Class A common stock are entitled to one vote for each share held as of the record date. Holders of our Class B common stock are entitled to ten votes for each share held as of the record date.  Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited.

What is the quorum requirement for the annual meeting?

A quorum is the minimum number of shares required to be present or represented at the annual meeting for the meeting to be properly held under our amended and restated bylaws and Delaware law.  The presence, in person or by proxy, of a majority of the voting power of our stock issued and outstanding and entitled to vote at the annual meeting will constitute a quorum to transact business at the annual meeting.  Abstentions, “WITHHOLD” votes, and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.  If there is no quorum, the chairman of the meeting may adjourn the meeting to another time or place.

What are broker non-votes?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to its broker, bank or other nominee, as applicable, as to how to vote on matters deemed “non-routine” and there is at least one “routine” matter to be voted upon at the annual meeting.  If the beneficial owner does not provide voting instructions, the broker, bank or other nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.  In the event that a broker, bank or other nominee votes shares on the “routine” matters, but is not able to vote shares on the “non-routine” matters, those shares will be treated as broker non-votes with respect to the “non-routine” proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

What matters are considered “routine” and “non-routine”?

The ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for our fiscal year ending December 31, 2018 (Proposal No. 2) is considered “routine” under applicable federal securities rules.  The election of Class III directors (Proposal No. 1), the advisory vote on approval of executive compensation (Proposal No. 3), and the advisory vote on the frequency of future advisory stockholder votes on the approval of executive compensation (Proposal No. 4) are considered “non-routine” under applicable federal securities rules.

What are the effects of abstentions and broker non-votes?

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal.  If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the annual meeting.  As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the annual meeting (e.g., Proposals No. 2 and 3).  However, because the outcome of Proposal No. 4 (frequency of future advisory stockholder votes to approve executive compensation) will be determined by the frequency that receives the highest number of votes received, abstentions will have no impact on the outcome of this proposal as long as a quorum exists.

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the annual meeting but will not be counted for purposes of determining the number of votes cast on a proposal.  Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any of the proposals.

What is the voting requirement to approve each of the proposals?

Proposal No. 1: Election of Class III Directors.  The election of the three nominees as Class III directors requires a plurality of the voting power of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors.  This means that the three nominees for Class III director receiving the highest number of “FOR” votes will be elected as Class III directors.  You may vote (i) “FOR” for each director nominee or (ii) “WITHHOLD” for each director nominee.  Because the outcome of this proposal will be determined by a plurality vote, shares voted “WITHHOLD” will not prevent a director nominee from being elected as a director.

Proposal No. 2: Ratification of Appointment Deloitte & Touche.  The ratification of the appointment of Deloitte & Touche requires the affirmative “FOR” vote of a majority of the voting power of the shares present in person or represented by proxy at the annual meeting and entitled to vote on this proposal.  You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal.  Abstentions will count towards the quorum requirement for the annual meeting and will have the same effect as a vote against the proposal.

Proposal No. 3: Advisory Vote on Approval of Compensation of Named Executive Officers.  The approval, on an advisory basis, of the compensation of our named executive officers as set forth in this proxy statement requires the affirmative “FOR” vote of a majority of the voting power of the shares present in person or represented by proxy at the annual meeting and entitled to vote on this proposal.  You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal.  Abstentions will count towards the quorum requirement for the annual meeting and will have the same effect as a vote against the proposal. Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote against the named executive officer compensation disclosed in this proxy statement, we will endeavor to communicate with our stockholders to better understand the concerns that influenced the vote. The compensation committee will then consider and evaluate whether any actions are necessary to address these concerns.

Proposal No. 4: Advisory Vote on Approval of the Frequency of Future Advisory Stockholder Votes to Approve the Compensation of our Named Executive Officers.  The choice of frequency that receives the highest number of votes from the shares present in person or represented by proxy at the annual meeting and entitled to vote thereon will be considered the frequency preferred by the stockholders. You may vote for “One Year,” “Two Years,” “Three Years,” or “ABSTAIN” on this proposal.  Abstentions will not affect the outcome of this proposal. However, because this proposal is an advisory vote, the result will not be binding on our board of directors or our company. Our board of directors and our compensation committee will consider the outcome of the vote when determining how often we should submit to stockholders an advisory vote to approve the compensation of our named executive officers.

Who will count the votes?

A representative of our transfer agent, Computershare, will tabulate the votes and act as inspector of elections.

What if I do not specify how my shares are to be voted or fail to provide timely directions to my broker, bank or other nominee?

Stockholder of Record: Shares Registered in Your Name.  If you are a stockholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted:

•	“FOR” each of the three nominees for Class III director named in this proxy statement;

•	“FOR” the ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for our fiscal year ending December 31, 2018;

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers as set forth in this proxy statement; and

•	“FOR” “One Year” as the frequency of future advisory stockholder votes on the compensation of our named executive officers.

In addition, if any other matters are properly brought before the annual meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee.  Brokers, banks and other nominees holding shares of common stock in “street name” for customers are generally required to vote such shares in the manner directed by their customers.  In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole “routine” matter—Proposal No. 2 (ratification of the appointment of Deloitte & Touche).  Absent direction from you, your broker, bank or other nominee will not have the discretion to vote on Proposal No. 1 relating to the election of directors, Proposal No. 3 relating to the advisory vote to approve the compensation of our named executive officers, or Proposal No. 4 relating to the advisory vote on the frequency of future advisory stockholder votes to approve the compensation of our named executive officers.

How can I contact MINDBODY’s transfer agent?

You may contact our transfer agent, Computershare, by telephone at (877) 575-3100 (toll-free for United States residents) or (781) 575-3100, or by writing Computershare Trust Company, N.A., at P.O. Box 30170, College Station, Texas 77842.  You may also access instructions with respect to certain stockholder matters (e.g., change of address) via the Internet at www.computershare.com/investor.

How can I attend the annual meeting?

Stockholder of Record: Shares Registered in Your Name.  If you were a stockholder of record at the close of business on the record date, you must present valid government-issued photo identification (e.g., driver’s license or passport) for admission to the annual meeting.

Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee.  If you were a beneficial owner at the close of business on the record date, you may not vote your shares in person at the annual meeting unless you obtain a “legal proxy” from your broker, bank or other nominee who is the stockholder of record with respect to your shares.  You may still attend the annual meeting even if you do not have a legal proxy.  For admission to the annual meeting, you must provide proof of beneficial ownership as of the record date (e.g., your most recent account statement reflecting your stock ownership as of the record date) and you must present valid government-issued photo identification.

Please note that no cameras, recording equipment, large bags, briefcases or packages will be permitted in the annual meeting.

Directions to the annual meeting may be found in the section entitled Other Matters—Directions to Annual Meeting below.

Will the annual meeting be webcast?

We do not expect to webcast the annual meeting.

How are proxies solicited for the annual meeting and who is paying for such solicitation?

Our board of directors is soliciting proxies for use at the annual meeting by means of the proxy materials.  We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials.  Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees.  The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers or employees.  No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation.  We do not plan to retain a proxy solicitor to assist in the solicitation of proxies.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur.  If you choose to vote by telephone, you are responsible for telephone charges you may incur.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting.  We will also disclose voting results on a Current Report on Form 8-K filed with the SEC within four business days after the annual meeting.  If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the annual meeting, we will file a Current Report on Form 8-K to publish preliminary results and, within four business days after final results are known, file an additional Current Report on Form 8-K to publish the final results.

What does it mean if I receive more than one Notice of Internet Availability or more than one set of printed materials?

If you receive more than one Notice of Internet Availability or more than one set of printed materials, your shares may be registered in more than one name and/or are registered in different accounts.  Please follow the voting instructions on each Notice of Internet Availability or each set of printed materials, as applicable, to ensure that all of your shares are voted.

I share an address with another stockholder, and we received only one paper copy of the Notice of Internet Availability or proxy materials, as applicable.  How may I obtain an additional copy of the Notice of Internet Availability or proxy materials?

We have adopted an SEC-approved procedure called “householding,” under which we can deliver a single copy of the Notice of Internet Availability and, if applicable, the proxy materials and annual report, to multiple stockholders who share the same address unless we receive contrary instructions from one or more of the stockholders.  This procedure reduces our printing and mailing costs.  Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.  Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, the proxy materials and annual report, to any stockholder at a shared address to which we delivered a single copy of any of these documents.  To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s Notice of Internet Availability and/or proxy materials and annual report, as applicable, you may contact us as follows:

MINDBODY, Inc.

Attention: Investor Relations

4051 Broad Street, Suite 220

San Luis Obispo, CA 93401

Tel: (877) 755-4279

Stockholders who hold shares in street name may contact their broker, bank or other nominee to request information about householding.

Is there a list of stockholders entitled to vote at the annual meeting?

The names of stockholders of record entitled to vote at the annual meeting will be available at the annual meeting and from our corporate secretary for ten days prior to the meeting for any purpose germane to the annual meeting, between the hours of 9:00 a.m. and 4:30 p.m., local time, at our corporate headquarters located at 4051 Broad Street, Suite 220, San Luis Obispo, California 93401.

When are stockholder proposals due for next year’s annual meeting?

Please see the section entitled Stockholder Proposal Deadlines for 2019 Annual Meeting in this proxy statement for more information regarding the deadlines for the submission of stockholder proposals for our 2019 annual meeting.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Composition of the Board

Our board of directors is currently comprised of eight members.  Seven of the eight members of our board of directors are “independent directors” within the meaning of such term as defined in the listing standards of the NASDAQ Stock Market LLC, or NASDAQ. Our board of directors is divided into three staggered classes of directors.  At each annual meeting of stockholders, a class of directors will be elected for a term of three years to succeed the class of directors whose terms are then expiring.

The following table sets forth the names, ages, and certain other information for each of our directors and director nominees.  All information is as of March 20, 2018.

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Nominees for Director
Richard Stollmeyer	III	52	Chief Executive Officer and Chairman	2004	2018	2021
Katherine Blair Christie (1)(2)	III	46	Director, Chair of Compensation Committee	2015	2018	2021
Graham Smith (2)(3)	III	58	Director, Chair of Audit Committee	2015	2018	2021
Continuing Directors
Gail Goodman (1)(2)	I	57	Lead Independent Director, Chair of Nominating and Corporate Governance Committee	2016	2019	—
Adam Miller (1)	I	48	Director	2017	2019	—
Court Cunningham (2)	II	49	Director	2017	2020	—
Cipora Herman (3)	II	44	Director	2016	2020	—
Eric Liaw (3)	II	40	Director	2014	2020	—

(1)	Member of compensation committee.

(2)	Member of nominating and corporate governance committee.

(3)	Member of audit committee.

Nominees for Director

Richard Stollmeyer. Mr. Stollmeyer is a founder of MINDBODY and has served as our chief executive officer and as chairman of our board of directors since October 2004. He also served as our president from October 2004 to June 2017. Mr. Stollmeyer holds a B.S. degree in Political Science and Russian Language, with a concentration in International Relations, from the United States Naval Academy.

Mr. Stollmeyer was selected to serve on our board of directors because of the perspective and experience he brings as our chief executive officer. As a founder, Mr. Stollmeyer also brings historical knowledge, operational expertise and continuity to our board of directors.

Katherine Blair Christie. Ms. Christie has served as a member of our board of directors since March 2015. From January 2017 to December 2017, Ms. Christie served as the chief development officer of Landit, Inc., a talent management platform company. From August 1998 to June 2016, Ms. Christie served in various roles at Cisco Systems, Inc., a networking technology company, including as senior vice president from June 2015 to June 2016, as senior vice president and chief marketing officer from January 2011 to June 2015, and as senior vice president, global corporate communications from January 2008 to January 2011. Ms. Christie currently serves as a strategic advisor to several privately-held companies. Ms. Christie holds a B.S. degree in Marketing and Business Administration and an M.B.A. degree from Drexel University.

Ms. Christie was selected to serve on our board of directors because of her extensive marketing, corporate governance and operating expertise, along with her management experience with both public and private companies in the technology industry.

Graham Smith. Mr. Smith has served as a member of our board of directors since January 2015. From December 2007 to June 2015, Mr. Smith served in various leadership roles at salesforce.com, inc., a global cloud computing company, including chief financial officer from March 2008 to August 2014. Mr. Smith currently serves on the board of directors of Splunk Inc., a provider of machine data analytics software, Citrix Systems, Inc., a provider of business mobility and security software, Xero, Inc., a small business accounting software company, and BlackLine, Inc., a provider of software for financial controls and automation.  Mr. Smith holds a B.Sc. degree in Economics and Politics from Bristol University in England and qualified as a member of the Institute of Chartered Accountants in England and Wales.

Mr. Smith was selected to serve on our board of directors because of his financial expertise and extensive experience in the software industry.

Continuing Directors

Court Cunningham. Mr. Cunningham has served as a member of our board of directors since June 2017. Since September 2017, Mr. Cunningham has served as chief executive officer and co-founder of Perch Homes, a brand of Noho Solutions, Inc. providing home buying and selling services. From April 2007 to June 2016, Mr. Cunningham served as chief executive officer of Yodle, Inc., a provider of online marketing solutions, which was acquired by Web.com Group, Inc., or Web.com, in March 2016. He also served as a director of Yodle until its acquisition by Web.com. Prior to joining Yodle, Mr. Cunningham held the position of chief operating officer at Community Connect, a niche social networking company, from April 2005 to April 2007. Prior to Community Connect, Mr. Cunningham served as senior vice president & general manager of the marketing automation group at DoubleClick Inc., an online advertising company. Mr. Cunningham holds a B.A. in English from Princeton University and an M.B.A. from Harvard Business School.

Mr. Cunningham was selected to serve on our board of directors because of his leadership and experience in the software industry, including consumer marketing, product development and business development experience.

Gail Goodman.  Ms. Goodman has served as a member of our board of directors since April 2016 and as lead independent director since June 2017.  From April 1999 to February 2016, Ms. Goodman served as president and chief executive officer of Constant Contact, Inc., an online marketing firm acquired by Endurance International Group Holdings, Inc. (EIG) in February 2016.  Ms. Goodman also served as a director of Constant Contact from May 1999, including as chairwoman of the board from November 1999 until February 2016.  Ms. Goodman served as vice president, commerce products group, of Open Market, Inc., a provider of Internet commerce application software acquired by Future Tense, from 1996 until 1998, and as vice president, marketing, of Progress Software Corporation, a developer and provider of application development tools and database software, from 1994 until 1996. Ms. Goodman serves on the board of directors of Shopify, Inc., an e-commerce platform provider. She holds a B.A. from the University of Pennsylvania and an M.B.A. from The Tuck School of Business at Dartmouth College.

Ms. Goodman was selected to serve on our board of directors because of her extensive experience, including in executive leadership roles in both privately and publicly held companies, in the software and marketing industry.

Cipora Herman. Ms. Herman has served as a member of our board of directors since October 2016. Since February 2017, Ms. Herman has served as chief financial officer of Ampersand Technologies, Inc., a social e-reader application, and since October 2017, she has also served as its chief operating officer. From October 2012 to April 2016, Ms. Herman served as chief financial officer for the National Football League’s San Francisco 49ers. Prior to joining the 49ers organization, Ms. Herman was the vice president of finance and treasurer at Facebook, Inc., a social media company, where she worked from September 2007 to October 2012. In addition, from June 2003 to September 2007, Ms. Herman served in various finance positions at Yahoo! Inc., a digital media company, including most recently as vice president of finance and treasurer. She holds an A.B. in International Relations, an M.A. in International Development Policy, and an M.B.A., all from Stanford University.

Ms. Herman was selected to serve on our board of directors because of her management, financial and accounting experience at both private and public companies, in the technology and athletic industries.

Eric Liaw. Mr. Liaw has served as a member of our board of directors since February 2014. Since March 2011, Mr. Liaw has served in several roles at Institutional Venture Partners, a venture capital firm, where he currently serves as a general partner. From August 2003 to January 2011, Mr. Liaw served in several roles at Technology Crossover Ventures, a venture capital firm, including most recently as a vice president. Mr. Liaw serves on the boards of directors of a number of privately held companies. Mr. Liaw holds a B.A. degree in Economics with a minor in Computer Science and an M.S. degree in Management Science and Engineering from Stanford University.

Mr. Liaw was selected to serve on our board of directors because of his experience in the venture capital industry and as a director of high growth technology companies.

Adam Miller. Mr. Miller has served as a member of our board of directors since February 2017. He has served as president and chief executive officer, and as a member of the board of directors, of Cornerstone OnDemand, Inc., or Cornerstone, a cloud-based learning and talent management solutions provider, since May 1999. Prior to founding Cornerstone, Mr. Miller was an investment banker with Schroders plc, a financial services firm. Since its formation, Mr. Miller has served as Chairman of the Cornerstone OnDemand Foundation, which leverages Cornerstone’s expertise, solutions and partner ecosystem to help empower communities. Mr. Miller also writes and speaks extensively about talent management, entrepreneurship and cloud software. Mr. Miller holds a J.D. from the School of Law of the University of California, Los Angeles (UCLA), an M.B.A. from UCLA’s Anderson School of Business, a B.S. from the University of Pennsylvania (Penn) and a B.S. from Penn’s Wharton School of Business. He also earned C.P.A. (inactive) and Series 7 certifications.

Mr. Miller was selected to serve on our board of directors because of his public company leadership experience in the cloud software field, as well as his financial and talent management expertise.

Director Independence

As a company listed on the NASDAQ Global Market we are required under the NASDAQ listing rules to maintain a board comprised of a majority of independent directors as determined affirmatively by our board.  In addition, the NASDAQ listing rules require that, subject to specified exceptions, each member of our audit, compensation, and nominating and corporate governance committees be independent.  Audit committee members and compensation committee members must also satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Securities Exchange Act of 1934, as amended, or the Exchange Act.  Under the NASDAQ listing rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors determined that none of the following directors had any relationship that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director and, thus, that all of the following directors are independent under the NASDAQ listing rules: Katherine Blair Christie, Court Cunningham, Gail Goodman, Cipora Herman, Eric Liaw, Adam Miller, and Graham Smith, representing seven of our eight current directors. In addition, our board of directors determined that Jeremy Levine, whose term as a Class I director ended on June 13, 2017, had no relationship that would interfere with the exercise of independent judgment in carrying out his responsibilities as a director and, thus, was independent during the time of his service. Richard Stollmeyer is not considered an independent director because of his position as our chief executive officer.

In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions that may involve them described in the section titled Related Person Transactions below.

There are no family relationships among any of our directors, director nominees, or executive officers.

Board Leadership Structure and Lead Independent Director

Richard Stollmeyer currently serves as both chairman of our board of directors and as our chief executive officer.  Our board of directors has adopted corporate governance guidelines that provide that one of our independent directors will serve as our lead independent director at any time when our chief executive officer serves as the chairman of our board of directors or if the chairman is not otherwise independent. Because Mr. Stollmeyer is our chairman and also our chief executive officer, our board of directors has appointed a lead independent director to preside over periodic meetings of our independent directors, serve as a liaison between our chairman and our independent directors, and perform such additional duties as our board of directors may otherwise determine and delegate. For example, as part of each regularly scheduled board meeting, our lead independent director presides over an executive session of our board, without management present. Graham Smith served as lead independent director through June 14, 2017, the date of last year’s annual meeting. Following that date, Gail Goodman has served as our lead independent director.

As a founder of MINDBODY, Mr. Stollmeyer has extensive knowledge of all aspects of our business, industry and customers, and is best positioned to identify strategic priorities, lead critical discussions and execute our business plans.  We believe that Mr. Stollmeyer’s combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders.   Moreover, we believe that the combined role is both counterbalanced and enhanced with effective oversight by our independent directors, including the independent leadership provided by our lead independent director.  As a result of our board’s committee system, majority of independent directors, and designated lead independent director role, our board maintains effective oversight of our business operations, including independent oversight of our financial statements, executive compensation, selection of director candidates, and corporate governance programs. Accordingly, we believe that our current leadership structure is appropriate and enhances the board’s ability to effectively carry out its roles and responsibilities on behalf of our stockholders.

Board Evaluations

It is important that the board and its committees perform effectively and in the best interests of the company and its stockholders. Each year, the nominating and corporate governance committee oversees the board and committee evaluation process and considers the format and framework for this process. The evaluation process involves separate interviews with each director and our outside counsel focusing on areas in which the board or the committees believe contributions can be made going forward to increase the effectiveness of the board or the committees.

An internal assessment begins with the nominating and corporate governance committee initiating the annual board evaluation process and setting a timeline. The evaluation process utilizes a questionnaire covering board, committee, self and peer performance, as well as the form and content of board and committee meetings. Our outside counsel then interviews each director to obtain his or her assessment of, among other things, the effectiveness of the board and committees, as well as director performance, board dynamics, and the form and content of board and committee meetings. Directors respond to questions designed to elicit information to be used in improving board and committee effectiveness. Our outside counsel then synthesizes the results and comments received during such interviews. At a subsequent board meeting, our outside counsel presents the findings, followed by review and discussion by the full board.

Role of Board in Risk Oversight Process

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Our management team is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management.  The board believes its current leadership structure, including the lead independent director, majority of independent directors, and independent committees, supports the risk oversight function of the board.

While our board ultimately is responsible for risk oversight, our board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and also, among other things, discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management, as well as our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. Our compensation committee assesses risks relating to our executive compensation plans and arrangements, and whether our compensation policies and programs have the potential to encourage excessive risk taking.  Our nominating and corporate governance committee assesses risks relating to our corporate governance practices, the independence of the board and potential conflicts of interest.

Our board reviews strategic and operational risk in the context of discussions, question and answer sessions, and reports from the management team at each regular board meeting, receives reports on all significant committee activities at each regular board meeting, and evaluates the risks inherent in significant transactions.

Board Meetings and Committees

During our fiscal year ended December 31, 2017, our board of directors held eleven meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

Our board of directors has established the following standing committees of the board: audit committee, compensation committee, and nominating and corporate governance committee.  The composition and responsibilities of each of the committees of our board of directors is described below.

Audit Committee

The current members of our audit committee are Messrs. Smith and Liaw, and Ms. Herman.  Mr. Smith is the chair of the audit committee.  Ms. Christie served on our audit committee until June 14, 2017. Our board of directors has determined that each member of our audit committee (including Ms. Christie during the time of her service in 2017), is an independent director under the current NASDAQ listing rules, satisfies the additional independence criteria for audit committee members and satisfies the requirements for financial literacy under the NASDAQ listing rules and Rule 10A-3 of the Exchange Act.  Our board has also determined that each of Ms. Herman and Mr. Smith qualifies as an audit committee financial expert within the meaning of the applicable rules and regulations of the SEC and satisfies the financial sophistication requirements of the NASDAQ listing rules.

Our audit committee is responsible for, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related person transactions; and

•	approving or, as required, pre-approving, all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter approved by our board of directors and that satisfies the applicable rules and regulations of the SEC and the NASDAQ listing rules.  The charter is available on our website at investors.mindbodyonline.com.  Our audit committee held eleven meetings during 2017.

Compensation Committee

The current members of our compensation committee are Mses. Christie and Goodman, and Mr. Miller.  Ms. Christie is the chair of the compensation committee.   Mr. Smith served on our compensation committee until June 14, 2017. Our board of directors has determined that each member of our compensation committee (including Mr. Smith during the time of his service in 2017) is an independent director under the current NASDAQ listing rules, satisfies the additional independence criteria for compensation committee members under Rule 10C-1 and the NASDAQ listing rules, is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Our compensation committee is responsible for, among other things:

•	reviewing, approving and determining, or making recommendations to our board of directors regarding, the compensation of our executive officers;

•	administering our equity compensation plans;

•	reviewing, approving and making recommendations to our board of directors regarding incentive compensation and equity compensation plans; and

•	establishing and reviewing general policies relating to compensation and benefits of our employees.

In fulfilling its responsibilities, the compensation committee can delegate any or all of its responsibilities to a subcommittee of the compensation committee consisting of two or more members. For a discussion regarding the processes and procedures for considering and determining executive and director compensation and the role of executive officers in determining or recommending the amount or form of executive and director compensation, refer to the discussions under the headings Compensation of Non-Employee Directors and Executive Compensation — Compensation-Setting Process — Role of Management below.

In addition, pursuant to the authority granted to it in its charter, our compensation committee engaged Compensia, Inc., or Compensia, a national compensation consulting firm, as its independent compensation consultant, to review the competitiveness of our compensation program for our senior executive officers and non-employee directors. Please refer to the discussions under the headings Compensation of Non-Employee Directors and Executive Compensation — Compensation-Setting Process — Role of Compensation Consultant for further details.

Our compensation committee operates under a written charter approved by our board of directors and that satisfies the applicable rules and regulations of the SEC and the NASDAQ listing rules.  The charter provides that our compensation committee may delegate its authority to one or more subcommittees or individuals as the compensation committee deems appropriate and in compliance with applicable laws. The charter is available on our website at investors.mindbodyonline.com.  Our compensation committee held eight meetings during 2017.

Nominating and Corporate Governance Committee

The current members of our nominating and corporate governance committee are Mses. Goodman and Christie, and Messrs. Cunningham and Smith.  Ms. Goodman is the chair of the nominating and corporate governance committee.  Messrs. Levine and Liaw served on our nominating and corporate governance committee until June 13, 2017. Our board of directors has determined that each member of our nominating and corporate governance committee (including Messrs. Levine and Liaw during the time of their service in 2017) is independent under the NASDAQ listing rules.

Our nominating and corporate governance committee is responsible for, among other things:

•	identifying, evaluating and selecting, or making recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

•	evaluating the performance of our board of directors and of individual directors;

•	considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of our corporate governance practices and reporting; and

•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.

Our nominating and corporate governance committee operates under a written charter approved by our board of directors and that satisfies the applicable rules and regulations of the SEC and the NASDAQ listing rules.  The charter is available on our website at investors.mindbodyonline.com.  Our nominating and corporate governance committee held four meetings during 2017.

Compensation Committee Interlocks and Insider Participation

During 2017, our compensation committee was comprised of Katherine Blair Christie, Gail Goodman, Adam Miller (since February 2017), and Graham Smith (until June 2017).  None of the members of our compensation committee during our last fiscal year is, or was during 2017, an officer or employee of MINDBODY.  None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) or director of any entity that has one or more executive officers serving on our compensation committee or our board of directors.

Considerations in Evaluating Director Nominees

In its evaluation of director candidates, including the members of the board of directors eligible for reelection, our nominating and corporate governance committee considers the following:

•	The current size and composition of our board of directors and the needs of the board and its respective committees;

•	Factors such as character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments, and the like. Our nominating and corporate governance committee evaluates these factors, among others, and does not assign any particular weighting or priority to any of these factors; and

•	Other factors that our nominating and corporate governance committee may consider appropriate.

The nominating and corporate governance committee also focuses on issues of diversity, such as diversity in experience, international perspective, background, expertise, skills, age, gender, and ethnicity.  The nominating and corporate governance committee does not have a formal policy with respect to diversity; however, our board of directors and the nominating and corporate governance committee believe that it is essential that members of our board of directors represent diverse viewpoints.  Any nominee for a position on the board must satisfy the following minimum qualifications:

•	The highest personal and professional ethics and integrity;

•	Proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;

•	Skills that are complementary to those of the existing board;

•	The ability to assist and support management and make significant contributions to the company’s success; and

•	An understanding of the fiduciary responsibilities required of a member of the board and the commitment of time and energy necessary to diligently carry out those responsibilities.

If our nominating and corporate governance committee determines that an additional or replacement director is required, the committee may take such measures as it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, board, or management.

After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.  Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors and our board of directors has the final authority in determining the selection of director candidates for nomination to our board.

Stockholder Recommendations for Nominations to Our Board

It is the policy of our nominating and corporate governance committee to consider recommendations for candidates to our board of directors from stockholders holding no less than one percent (1%) of the fully diluted capitalization of our company continuously for at least twelve (12) months prior to the date of the submission of the recommendation.  Subject to the foregoing, our nominating and corporate governance committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the committee from other sources.

A stockholder that wants to recommend a candidate for election to the board should direct the recommendation in writing by letter to the company at MINDBODY, Inc., 4051 Broad Street, Suite 220, San Luis Obispo, California 93401, Attn: Chief Legal Officer.  Such recommendation must include the candidate’s name, home and business contact information, detailed biographical data and relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between us and the candidate and evidence of the recommending stockholder’s ownership of our stock.  Such recommendation must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership.  Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder that instead desires to nominate a person directly for election to the board at an annual meeting of the stockholders must meet the deadlines and other requirements set forth in our amended and restated bylaws and the rules and regulations of the SEC.  Any nomination should be sent in writing to MINDBODY, Inc., 4051 Broad Street, Suite 220, San Luis Obispo, California 93401, Attention:  Corporate Secretary.  To be timely for our 2019 annual meeting of stockholders, our corporate secretary must receive the nomination no earlier than January 20, 2019 and no later than February 19, 2019.  Please see the section entitled Stockholder Proposal Deadlines for 2019 Annual Meeting in this proxy statement for more information.

Communications with the Board of Directors

In cases where stockholders wish to communicate directly with our non-management directors, messages can be sent to our chief legal officer at MINDBODY, Inc., 4051 Broad Street, Suite 220, San Luis Obispo, California 93401.   Our chief legal officer reviews incoming stockholder communications and, if appropriate, routes such communications to the appropriate director(s) or, if none is specified, to the chairman of the board.  Our chief legal officer may decide in the exercise of her judgment whether a response to any stockholder or interested party communication is necessary and provides a report to the nominating and corporate governance committee of our board on a quarterly basis of any stockholder communications received to which the chief legal officer has responded.

This procedure for stockholder and other interested party communications with the non-management directors is administered by our nominating and corporate governance committee.  This procedure does not apply to (i) communications to non-management directors from our officers or directors who are stockholders or (ii) stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, which are discussed further in the section entitled Stockholder Proposal Deadlines for 2019 Annual Meeting in this proxy statement.

Director Attendance at Annual Meetings

We do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, but we strongly encourage our directors to attend. Six of our seven directors, as well as Mr. Cunningham, a then-director nominee, attended our 2017 annual meeting of stockholders.

Code of Business Conduct and Ethics

Our board of directors has adopted a written code of business conduct and ethics that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer, and other executive and senior financial officers.  The full text of our code of business conduct and ethics is available on the corporate governance section of our website, which is located at investors.mindbodyonline.com.  We will post (i) amendments to our code of business conduct and ethics and (ii) waivers of our code of business conduct and ethics for directors and executive officers, on the same website.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Outside Director Compensation

Our compensation committee periodically reviews and evaluates outside director compensation. This review may include consultation with our senior management and/or an independent compensation consultant. Following the compensation committee’s review of director compensation, if it deems any changes to non-employee director compensation appropriate, it recommends such changes to the board for approval. In accordance with our corporate governance guidelines, any company employees serving on our board will not receive additional compensation for their service as directors. Accordingly, Mr. Stollmeyer, our chief executive officer, is not eligible for compensation for his service on our board of directors.

Outside Director Compensation Policy

On May 22, 2015, our board of directors adopted our Outside Director Compensation Policy, and it became effective on June 18, 2015. In September 2017, Compensia prepared for the compensation committee a comprehensive assessment of our Outside Director Compensation Policy against the same peer group used for 2018 executive compensation purposes, an update on recent trends in director compensation, and a review of related corporate governance best practices. Following review of this assessment and further discussions amongst the committee members, the compensation committee recommended (with Ms. Goodman abstaining due to her role as our lead independent director), and in December 2017 the board approved, an increase to the annual cash retainer of our lead independent director from $10,000 to $15,000.

Under our Outside Director Compensation Policy, non-employee directors will receive compensation in the form of equity and cash, as described below. We also reimburse our non-employee directors for expenses incurred in connection with attending board and committee meetings as well as continuing director education.

Cash Compensation

Each non-employee director is eligible to receive the following annual cash retainers for certain board and/or committee service:

•	$32,000 per year for service as a board member;

•	$15,000 per year additionally for service as lead independent director;

•	$20,000 per year additionally for service as chairperson of the board;

•	$20,000 per year additionally for service as chair of the audit committee;

•	$7,500 per year additionally for service as a member of the audit committee (other than chair);

•	$10,500 per year additionally for service as chair of the compensation committee;

•	$5,000 per year additionally for service as a member of the compensation committee (other than chair);

•	$6,500 per year additionally for service as chair of the nominating and corporate governance committee; and

•	$3,000 per year additionally for service as a member of the nominating and corporate governance committee (other than chair).

Cash retainers are paid quarterly in arrears on a pro-rated basis. A non-employee director may elect that payment of the cash retainers under our Outside Director Compensation Policy be made in the form of fully-vested restricted stock under our 2015 Equity Incentive Plan, or 2015 Plan. Mr. Levine elected that payment of his cash retainers be made in the form of fully-vested restricted stock under our 2015 Plan and therefore received restricted stock awards in lieu of cash during his term of service.

Equity Compensation

Non-employee directors are eligible to receive all types of equity awards (except incentive stock options) under our 2015 Plan, including discretionary awards not covered under our Outside Director Compensation Policy. All grants of awards under our Outside Director Compensation Policy are automatic and non-discretionary.

Upon joining our board, each newly-elected non-employee director receives an initial equity award, or the initial award, under our 2015 Plan with a value of approximately $350,000. This award vests in approximately equal installments annually over a four-year period, subject to continued service through each vesting date. The initial award is in the form of restricted stock units, or RSUs, unless otherwise determined by our board of directors or our compensation committee.

On the date of each annual meeting of our stockholders, each non-employee director who is continuing as a director following the applicable meeting is granted an annual equity award, or the annual award, under our 2015 Plan with a value of approximately $180,000, or a pro-rated annual award as described below. If the non-employee director had not been a non-employee director as of the previous annual meeting of our stockholders, then the annual award is pro-rated based on the number of months served as a non-employee director since he or she first became a non-employee director. Each annual award will fully vest on the earlier to occur of: (i) the day prior to the next annual meeting following the date of grant or (ii) the first anniversary of the grant date, in each case, subject to continued service through the vesting date. The annual award is in the form of RSUs, unless otherwise determined by our board of directors or our compensation committee.

For purposes of our Outside Director Compensation Policy, value means generally (i) with respect to any award of RSUs, the fair market value of the shares on the grant date of the award, or (ii) with respect to a stock option, the grant date fair value calculated in accordance with Accounting Standards Codification (ASC) Topic 718.

Notwithstanding the vesting schedules described above, the vesting of all equity awards granted to a non-employee director, including any award granted outside of our Outside Director Compensation Policy, will vest in full upon a “change in control” (as defined in our 2015 Plan) if the non-employee director’s service as a director terminates on or following the change in control other than pursuant to a voluntary resignation.

Our 2015 Plan contains maximum limits, which were approved by our stockholders, on the size of the equity awards that can be granted to each of our non-employee directors in any fiscal year, but those maximum limits do not reflect the intended size of any potential grants or a commitment to make any equity award grants to our non-employee directors in the future.

Director Compensation Table

The following table provides information regarding the total compensation that was earned by each non-employee director in the fiscal year ended December 31, 2017. The table excludes Mr. Stollmeyer because he is a named executive officer and did not receive any compensation from us in his role as a director in fiscal 2017.  See the section below entitled Executive Compensation for information about the compensation of Mr. Stollmeyer.

Name	Fees earned or paid in cash ($)		Stock Awards ($)(1)(2)	Total ($)
Katherine Blair Christie	48,896		179,991	228,887
Court Cunningham (3)	19,153		350,000	369,153
Gail Goodman	46,292		179,991	226,283
Cipora Herman	39,500		134,980	174,480
Jeremy Levine (4)	17,280	(5)	—	17,280
Eric Liaw	40,850		179,991	220,841
Adam Miller (6)	33,256		424,967	458,223
Graham Smith	60,442		179,991	240,433

(1)	The amounts reported in the “Stock Awards” column reflect the aggregate grant date fair value of RSUs granted during the fiscal year computed in accordance with the provisions of ASC 718. The assumptions that we used to calculate these amounts are discussed in Note 9 to our financial statements appearing at the end of our Annual Report on Form 10-K for the year ended December 31, 2017.
(2)	For Ms. Christie, Ms. Goodman, Mr. Liaw and Mr. Smith, reflects the grant date fair value of each full annual award of 6,654 RSUs granted on June 14, 2017. Mr. Cunningham did not receive an annual award because he was first elected to the board of directors on the date of last year’s annual meeting. For Ms. Herman, reflects the grant date fair value of the pro-rated annual award of 4,990 RSUs granted on June 14, 2017, based on the number of months she served on our board (including any portion of a month) prior to last year’s annual meeting. Mr. Levine resigned effective as of June 13, 2017; therefore, he was not eligible to receive, and did not receive, any annual award.
(3)	Mr. Cunningham was granted an initial award of 12,939 RSUs effective as of June 14, 2017 with a grant date fair value of $350,000, one-fourth (1/4th) of which RSUs will vest each year over four years following the date of grant, subject to his continued service to us through each such date.
(4)	Mr. Levine resigned effective as of June 13, 2017.

(5)	Mr. Levine elected to receive fully vested restricted stock awards in lieu of his annual cash retainers as follows: 350 shares at $27.45 per share on March 31, 2017; and 276 shares at $27.80 per share on June 12, 2017.
(6)	Mr. Miller was granted an initial award of 14,227 RSUs effective as of February 7, 2017 with a grant date fair value of $349,984, one-fourth (1/4th) of which RSUs will vest each year over four years following the date of grant, subject to his continued service to us through each such date. In addition, Mr. Miller was granted a pro-rated annual award of 2,772 RSUs with a grant date fair value of $74,983, based on the number of months he served on our board (including any portion of a month) prior to last year’s annual meeting.

Outstanding Director Equity Awards at Fiscal Year-End

As of December 31, 2017, each individual who served as a non-employee director during fiscal 2017 held the following aggregate number of options and RSUs:

Name	Aggregate Number of Shares Underlying Stock Options Outstanding as of December 31, 2017	Aggregate Number of Stock Awards Outstanding as of December 31, 2017
Katherine Blair Christie	60,000	6,654
Court Cunningham	—	12,939
Gail Goodman	—	25,444
Cipora Herman	—	19,141
Jeremy Levine (1)	—	—
Eric Liaw	—	6,654
Adam Miller	—	16,999
Graham Smith	70,000	6,654

(1)	Mr. Levine resigned effective as of June 13, 2017.

PROPOSAL NUMBER 1

ELECTION OF CLASS III DIRECTORS

Our board of directors is currently comprised of eight directors and is divided into three staggered classes of directors.  At the annual meeting, three Class III directors will be elected to our board of directors by the holders of our common stock to succeed the same class whose term is then expiring.  Each director’s term continues until the expiration of the term for which such director was elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

Nominees for Director

Our nominating and corporate governance committee recommended for nomination, and our board of directors nominated, Richard Stollmeyer, Katherine Blair Christie and Graham Smith, each a current Class III director, as nominees for reelection as Class III directors at the annual meeting.  If elected, each of Messrs. Stollmeyer and Smith and Ms. Christie will serve as a Class III director until the 2021 annual meeting and until his or her respective successor is duly elected and qualified or until his or her earlier death, resignation or removal.  For more information concerning the nominees, please see the section entitled Board of Directors and Corporate Governance.

Messrs. Stollmeyer and Smith and Ms. Christie have agreed to serve as directors if elected, and management has no reason to believe that they will be unavailable to serve.  In the event a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee who may be proposed by the nominating and corporate governance committee and designated by the present board of directors to fill the vacancy.

Required Vote

The Class III directors will be elected by a plurality of the voting power of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors.  Therefore, the three nominees receiving the highest number of “FOR” votes will be elected as Class III directors.  You may vote (i) “FOR” for each director nominee or (ii) “WITHHOLD” for each director nominee.  Shares represented by executed proxies will be voted, if authority to do so is not expressly withheld, for the election of Richard Stollmeyer, Katherine Blair Christie and Graham Smith.  “WITHHOLD” votes and broker non-votes will have no effect on the outcome of this proposal.

Board Recommendation

Our board of directors recommends a vote “FOR” the election to the board of directors of Richard Stollmeyer, Katherine Blair Christie, and Graham Smith as Class III directors.

PROPOSAL NUMBER 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Deloitte & Touche as our independent registered public accounting firm for the year ending December 31, 2018.  During 2017, Deloitte & Touche served as our independent registered public accounting firm.

Notwithstanding its appointment and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of our company and its stockholders.  Our audit committee is submitting the appointment of Deloitte & Touche to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance.  If the appointment is not ratified by our stockholders, our audit committee may consider whether it should appoint another independent registered public accounting firm.  A representative of Deloitte & Touche is expected to be present at the annual meeting, either in person or telephonically, where he or she will be available to respond to appropriate questions and, if he or she desires, to make a statement.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents the aggregate fees billed for professional audit services and other services rendered to us by Deloitte & Touche for our fiscal years ended December 31, 2017 and 2016

	Fiscal Year Ended
	2017	2016
Audit Fees (1)	$2,069,883	$1,082,208
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	103,790	45,300
Total Fees	$2,173,673	$1,127,508

(1)	“Audit Fees” consist of professional services rendered in connection with the audit of our consolidated financial statements and review of our quarterly consolidated financial statements and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. For 2017, also includes fees for services performed in connection with the company’s Registration Statement on Form S-3.
(2)	“All Other Fees” consist of professional products and services other than the services reported above, including, consultations relating to various transactions and fees for our subscription to Deloitte’s online accounting research tool.

Auditor Independence

In 2017, there were no other professional services provided by Deloitte & Touche that would have required our audit committee to consider their compatibility with maintaining the independence of Deloitte & Touche.

Audit and Non-Audit Services Pre-Approval Policy

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee (or its delegate) may pre-approve services to be performed by our independent registered public accounting firm without consideration of specific case-by-case services or may require the specific pre-approval of the committee, in either case, in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to Deloitte & Touche for our fiscal years ended December 31, 2017 and 2016 were pre-approved by our audit committee.

Required Vote

Ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the year ending December 31, 2018 requires the affirmative “FOR” vote of a majority of the voting power of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the proposal.  You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal.  Abstentions have the same effect as a vote against the proposal.  Broker non-votes will not affect the outcome of voting on this proposal.

Board Recommendation

Our board of directors recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the year ending December 31, 2018.

AUDIT COMMITTEE REPORT

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the NASDAQ listing rules and the rules and regulations of the SEC.  The audit committee operates under a written charter approved by MINDBODY’s board of directors, which is available on MINDBODY’s web site at investors.mindbodyonline.com.  The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees.  The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to MINDBODY’s financial reporting process, MINDBODY’s management is responsible for (i) establishing and maintaining internal controls and (ii) preparing MINDBODY’s consolidated financial statements.  MINDBODY’s independent registered public accounting firm, Deloitte & Touche, is responsible for performing an independent audit of MINDBODY’s consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), or PCAOB, and to issue a report thereon.  It is the responsibility of the audit committee to oversee these activities.  It is not the responsibility of the audit committee to prepare MINDBODY’s financial statements.  These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements for fiscal year 2017 with the management of MINDBODY;

•	discussed with Deloitte & Touche, MINDBODY’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the PCAOB; and

•	received the written disclosures and the letter from Deloitte & Touche as required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche that firm’s independence.

Based on the audit committee’s review of the audited financial statements and the various discussions with management and Deloitte & Touche, the audit committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.  The audit committee has also appointed Deloitte & Touche as the company’s independent registered public accounting firm for the year ending December 31, 2018.

The Audit Committee

Graham Smith (Chair)
Cipora Herman
Eric Liaw

This audit committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by MINDBODY under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent MINDBODY specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

PROPOSAL NUMBER 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act.  As required by these rules, we are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section beginning on page 26, the compensation tables and the related narratives appearing in this proxy statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The Say-on-Pay vote is advisory, and therefore is not binding on us, our compensation committee or our board. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board and our compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote. The compensation committee will then consider and evaluate whether any actions are necessary to address those concerns.

Compensation Philosophy

The primary goal of our executive compensation program is to ensure that we hire and retain talented and experienced executive officers who are motivated to achieve or exceed our short-term and long-term corporate goals. In determining the form and amount of compensation payable to our executive officers, we are guided by the following objectives and principles:

•	Employ executives who are primarily motivated by creating long-term value;

•	Employ executives who believe in, and live up to, our core values;

•	Motivate and reward behavior consistent with company and individual performance objectives; and

•	Design pay programs that are directly linked to our performance and the creation of long-term stockholder value.

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which further discusses how our executive compensation policies and procedures implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers.

The compensation committee and the board of directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals. Accordingly, we are asking our stockholders to vote “FOR” the following resolution:

“RESOLVED, that the stockholders of MINDBODY, Inc. (the Company) approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, narrative disclosures, and other related disclosure.”

Required Vote

The approval, on an advisory basis, of the compensation of our named executive officers as set forth in this proxy statement requires the affirmative “FOR” vote of a majority of the voting power of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions have the same effect as a vote against the proposal. Broker non-votes will not affect the outcome of voting on this proposal.

Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders in this matter, and to the extent there is any significant vote against the named executive officer compensation disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote, and the compensation committee will consider and evaluate whether any actions are necessary to address those concerns.

Board Recommendation

Our board of directors recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as set forth in this proxy statement.

PROPOSAL NUMBER 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY STOCKHOLDER VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act enable our stockholders to indicate their preference at least once every six years regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in our proxy statement. Accordingly, as required by these rules, we also are asking our stockholders to provide their input with regard to the frequency of future advisory stockholder votes on the compensation for our named executive officers, such as Proposal No. 3 of this proxy statement. In particular, we are asking whether the advisory vote on executive compensation should occur once every year, every two years, or every three years.

After careful consideration of the frequency alternatives, our board of directors has determined that an annual advisory vote on executive compensation is the most appropriate alternative for us and our stockholders at this time. The board of director’s determination was influenced by the fact that the compensation of our named executive officers is evaluated, adjusted and approved on an annual basis. As part of the annual review process, the board of directors believes that stockholder sentiment should be a factor that is taken into consideration by the board of directors and the compensation committee in making decisions with respect to executive compensation. By providing an advisory vote on executive compensation on an annual basis, our stockholders will be able to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. We understand that our stockholders may have different views as to what is the best approach for us, and we look forward to hearing from our stockholders on this agenda item every year.

Stockholders are not voting to approve or disapprove the board of directors’ recommendation. Instead, stockholders may indicate their preference regarding the frequency of future non-binding advisory “say-on-pay” votes by selecting one year, two years or three years. Stockholders that do not have a preference regarding the frequency of future advisory votes may abstain from voting on the proposal. For the reasons discussed above, we are asking our stockholders to vote to hold advisory votes on the compensation for our named executive officers every year.

You may cast your vote by choosing the option of one year, two years, three years, or abstain from voting in response to the resolution set forth below:

“RESOLVED, that the option of once every year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which MINDBODY, Inc. (the Company) is to hold an advisory vote by stockholders to approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, narrative disclosures, and other related disclosure.”

Required Vote

The choice of frequency that receives the highest number of votes from the shares present in person or represented by proxy at the annual meeting and entitled to vote thereon will be considered the frequency preferred by the stockholders. You may vote for “One Year,” “Two Years,” “Three Years,” or “ABSTAIN” on this proposal.  Abstentions and broker non-votes will not affect the outcome of this proposal.

Even though your vote is advisory and, therefore, will not be binding on us, our board of directors and our compensation committee will consider the outcome of the vote when determining how often we should submit to stockholders an advisory vote to approve the compensation of our named executive officers.

Board Recommendation

Our board of directors recommends a vote for “One Year” as the frequency of future advisory stockholder votes to approve named executive officer compensation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis highlights the objectives and philosophy of our executive compensation program, describes each component of our executive compensation program, and explains our compensation committee’s decisions in designing our executive compensation program for 2017.

In 2017, our named executive officers were:

•	Richard Stollmeyer, our chairman and chief executive officer;

•	Michael Mansbach, our president;

•	Brett White, our chief financial officer and chief operating officer;

•	Kimberly Lytikainen, our chief legal officer, secretary and compliance officer; and

•	Bradford Wills, our former chief strategy officer. Mr. Wills separated from us on December 31, 2017.

2017 Business Highlights

Our executive compensation program should be considered in light of our performance during 2017, as our executive compensation program is intended to align the compensation paid to our executive officers with specified performance measures. The following key operating and financial performance measures in 2017 demonstrate the continued growth and success of our company:

•	Revenue for fiscal year 2017 was $182.6 million, representing an increase of 31% compared to fiscal year 2016.

•	GAAP net loss for fiscal year 2017 was $(14.8) million, an improvement from a GAAP net loss of $(23.0) million in fiscal year 2016;

•	Non-GAAP net income for fiscal year 2017 was $0.7 million, an improvement from a non-GAAP net loss of $(13.8) million for fiscal year 2016. Fiscal year 2017 was the first year of profitability on a non-GAAP basis;*

•	Payments volume was $7.9 billion for fiscal year 2017, representing 23% growth compared to fiscal year 2016; and

•	Average monthly revenue per subscriber (ARPS) was $253 for fiscal year 2017, representing 23% growth compared to fiscal year 2016.

* Please see Appendix A attached to this proxy statement for a reconciliation of GAAP net loss to non-GAAP net income (loss).

Executive Compensation Governance and Practices

Our executive compensation program is based on a pay-for-performance philosophy that rewards our named executive officers for achieving specified performance goals. Our executive compensation program also incorporates sound governance principles. In 2017, the following policies and practices were in place:

What we do:

•	We conduct an annual review of our compensation strategy.

•	Our compensation committee consists entirely of independent directors.

•	Our compensation committee has engaged an independent compensation consultant (Compensia) that reports directly to our compensation committee.

•	A significant portion of the cash compensation of each continuing named executive officer is tied to the achievement of specified performance goals and is therefore entirely at-risk.

•	Executive officers are required to provide service to us over a period of four years in order to fully vest in time-based equity awards.

•	We provide limited and modest perquisites.

What we do not do:

•	We do not provide any “single trigger” change in control payments or benefits.

•	We do not provide any post-employment retirement or pension benefits to our executive officers that are not available to our employees generally.

•	We do not provide tax gross-ups for payments or benefits paid in connection with a change in control.

•	We do not permit short sales, hedging, or pledging of stock ownership positions and transactions involving derivatives of our common stock.

Executive Compensation Philosophy and Objectives

We operate in a highly competitive business environment, which is characterized by frequent technological advances, rapidly changing market requirements and the emergence of new market entrants. To successfully grow our business in this dynamic environment, we must continually develop and refine our products and services to stay ahead of our customers’ needs and challenges. To achieve these objectives, we need a highly talented and seasoned team of technical, sales, marketing, operations, and other business professionals.

We compete with other companies in our industry and region and other technology companies in the San Francisco Bay Area and in the Silicon Valley, San Diego and Los Angeles technology markets to attract and retain a skilled management team. Given our location in San Luis Obispo, it is a challenge to recruit and retain executives against rivals in the San Francisco Bay Area, Silicon Valley, San Diego and Los Angeles. To attract and retain qualified executives, our compensation committee recognizes that it needs to develop competitive compensation packages to meet this challenge. We have embraced a compensation philosophy of offering our named executive officers a competitive total compensation program, each of the components of which recognizes and rewards individual performance and contributions to our success. This allows us to attract, retain, and motivate talented executive officers with the skills and abilities needed to drive our desired business results.

The specific philosophy of our executive compensation program is to:

•	Employ executives who are primarily motivated by creating long-term value;

•	Employ executives who believe in, and live up to, our core values;

•	Motivate and reward behavior consistent with company and individual performance objectives; and

•	Design pay programs that are directly linked to our performance and the creation of long-term stockholder value.

Executive Compensation Program Design

Our executive compensation program for 2017 reflected our stage of development as a growing publicly-traded company. Accordingly, we designed our executive compensation program to provide market-competitive compensation in the form of base salary, a cash incentive compensation opportunity, equity awards, including both time-based RSUs and stock options, and certain employee health and welfare benefits. We believe our executive compensation program is appropriate for a company of our size, in our industry, and in our stage of growth. As the company matures, we will continue to evaluate our executive compensation program and governance practices.

We offer cash compensation in the form of base salaries and annual cash incentive compensation opportunities (with quarterly payouts). Typically, we have structured our cash incentive compensation opportunities to focus on the achievement of specific short-term financial and operational objectives that will further our longer-term growth objectives. In an effort to continue to motivate our named executive officers to further these objectives, our compensation committee sets performance objectives that are aggressive and reflects disciplined execution of our growth objectives.

Additionally, equity awards for shares of our Class A common stock serve as a key component of our executive compensation program. Currently, we grant (i) stock options to ensure that the recipient receives value only through driving stockholder value; and (ii) full value awards, or awards without a purchase price, including RSUs, to provide appropriate levels of compensation, to ensure that the recipient receives value for the shares regardless of fluctuations in the market price of our Class A common stock, and to promote stockholder value creation given that the value of a recipient’s shares increases only as stockholder value increases. In the future, we may introduce other forms of equity awards, as we deem appropriate, that further our objective of providing long-term incentives to our named executive officers while promoting stockholder value creation.

Finally, we offer our executive officers standard health and welfare benefits that are generally available to our other employees, including medical, dental, vision, short-term disability, long-term disability, life insurance and a Section 401(k) savings plan.

We have not adopted any formal policies or guidelines for allocating compensation between short-term and long-term compensation or between cash and non-cash compensation, although we use competitive market data to develop a general framework for establishing the appropriate pay mix. Within this overall framework, our compensation committee reviews each component of executive compensation separately and also takes into consideration the value of each named executive officer’s compensation package as a whole and its relative value in comparison to our other named executive officers.

Our compensation committee evaluates our compensation philosophy and executive compensation program as circumstances require and reviews executive compensation annually. As part of this review, we expect that our compensation committee will apply our philosophy and the objectives outlined above, together with consideration for the levels of compensation that we would be willing to pay to ensure that our executive compensation remains competitive and that we meet our retention objectives, as well as the cost to us if we were required to find a replacement for a key executive officer.

Compensation-Setting Process

Role of Our Compensation Committee

Compensation decisions for our named executive officers are made by our compensation committee. Currently, our compensation committee is responsible for reviewing, evaluating and approving the compensation arrangements, plans, policies, and practices for our named executive officers and overseeing and administering our cash-based and equity-based compensation plans.

Near the end of each year, our compensation committee, after consulting with our management team and Compensia, as well as reviewing the peer group data provided by Compensia, makes decisions with respect to any base salary and target annual cash incentive adjustment, and with respect to the value of equity awards for our executive officers, including our named executive officers, for the following fiscal year. At the beginning of each year following board approval of our annual operating plan, our compensation committee establishes the corporate performance objectives and determines the applicable performance targets for each corporate performance objective in each applicable measurement period.

Our compensation committee reviews our executive compensation program from time to time, including base salary, incentive compensation and long-term equity compensation, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes, and to make any modifications to existing plans and arrangements or to adopt new plans or arrangements.

Role of Management

In carrying out its responsibilities, our compensation committee works with members of our management team, including our chief executive officer and our senior vice president, people and culture. Typically, our management team, together with Compensia, assists our compensation committee in the execution of its responsibilities by providing information on corporate and individual performance, market data, and management’s perspective and recommendations on compensation matters.

Except with respect to his own compensation, our chief executive officer will make recommendations to our compensation committee regarding compensation matters, including the compensation of our executive officers. Our chief executive officer also participates in meetings of our compensation committee, except with respect to discussions involving his own compensation, in which case he leaves the meeting.

While our compensation committee solicits the recommendations and proposals of our chief executive officer with respect to compensation-related matters, these recommendations and proposals are only one factor in our compensation committee’s decision-making process.

Role of Compensation Consultant

Our compensation committee has the authority to retain the services of external advisors, including compensation consultants, legal counsel and other advisors, from time to time, as it sees fit in connection with carrying out its duties.

In 2016 and 2017, our compensation committee continued to engage Compensia to review our then-existing executive compensation and director compensation programs, including assisting us in identifying a peer group of companies for purposes of positioning our levels of executive and director compensation and providing a competitive market compensation assessment of the short- and long-term compensation of our executive officers, including our named executive officers.

Compensia reports directly to our compensation committee and attends meetings of our compensation committee, as requested. Although our compensation committee considers the recommendations of Compensia as to our executive and director compensation programs, these recommendations are only one factor in our compensation committee’s decision-making process.

Compensia does not provide any services to us other than the services provided to our compensation committee. Our compensation committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the NASDAQ listing rules, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for our compensation committee.

Use of Competitive Data

To assess the competitiveness of our executive compensation program and to assist in setting compensation levels, we refer to industry surveys, including the Radford Global Technology Survey. In addition, during 2016 Compensia conducted an analysis of market data on the compensation peer group as approved by our compensation committee to assist in setting 2017 compensation levels.

Competitive Positioning

With respect to 2017 compensatory decisions, our compensation committee continued to compare and analyze our executive compensation with that of a formal compensation peer group of companies.

In the context of our annual executive compensation review, with assistance from Compensia and input from management, our compensation committee approved a peer group of publicly-traded technology companies that met some or all of the following criteria: (i) operated in the internet software and services, application software and/or the systems software industry, (ii) had annual revenue generally approximately between $56 million and $222 million (which was approximately 0.5 to 2 times our last four quarters of revenue at the time of determination); (iii) experienced annual revenue growth greater than 10%; and (iv) had a market capitalization between approximately $140 million and $2.3 billion (which was approximately 0.25 to 4 times our then-current market capitalization at the time of determination).

The following publicly-traded companies made up our compensation peer group that was approved by our compensation committee in 2016 for the 2017 compensatory decisions:

Compensation Peer Group
2U, Inc.	Carbonite, Inc.	LivePerson, Inc.
Actua Corporation	Castlight Health, Inc.	New Relic, Inc.
Agilysis, Inc.	ChannelAdvisor Corporation	Qualys, Inc.
Apigee Corporation	Five9, Inc.	SPS Commerce, Inc.
Benefitfocus, Inc.	Hortonworks, Inc.	Workiva Inc.
Callidus Software Inc.	Jive Software, Inc.	Xactly Corporation

Compensia supplements the peer data with compensation data from surveys of similarly sized companies and uses this combination of market data to provide an analysis of compensation for executives holding positions comparable to the positions of our executives from the companies in our compensation peer group. Our compensation committee uses the market data as one reference point in determining the compensation of our executives. While our compensation committee focuses on compensation at or above the 50th percentile, our committee considers other factors in setting actual compensation. Such factors include the overall competitive market for our executives, the alignment between the market-based positions and the actual responsibilities of our executives, each executive’s performance, internal parity, the value of each executive’s position and the value of each executive’s unvested equity holdings.

2017 Executive Compensation Program Components

Overview

For 2017, our compensation committee reviewed our executive compensation program, including our named executive officers’ base salaries, cash incentive compensation opportunities and equity awards. The compensation committee reviewed the peer group compensation data provided by Compensia and the recommendations made by our chief executive officer (for compensation other than his own). The compensation committee also considered the pay levels of our named executive officers as compared to the compensation provided to executives in comparable positions by members of our peer group and the overall market, the performance of each named executive officer, and the continued competition for experienced leadership in our industry.

The following describes each component of our executive compensation program, the rationale for each, and how the compensation amounts and awards were determined for fiscal 2017.

Base Salary

Base salary is the primary fixed component of our executive compensation program. We use base salary to compensate our named executive officers for services rendered during the fiscal year and to ensure that we remain competitive in attracting and retaining executive talent. Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, salary expectations, compensation data from surveys of similarly-situated companies, and the base salaries of our other executive officers.

Thereafter, our compensation committee reviews the base salaries of each named executive officer annually and makes adjustments as it determines to be reasonable and necessary to reflect our performance, the scope of a named executive officer’s performance, contributions, responsibilities, experience, current salary level, position (in the case of a promotion), compensation data from surveys of similarly-situated companies, and market positioning, as appropriate.

In December 2016, our compensation committee reviewed our executive compensation program, including the base salaries of our named executive officers. In conducting such review, our compensation committee considered the peer group compensation data provided by Compensia, which indicated that certain of our named executive officers base salaries were in the 45th percentile of the base salaries provided by companies in our compensation peer group to similarly-situated executive officers. In particular, Mr. White’s base salary was in the 25th percentile and did not reflect the fact that, since July 2016, he had taken on the additional role of chief operating officer without any increase in his target compensation.

In addition to the peer group compensation data provided by Compensia, our compensation committee also considered other relevant factors, including, among others, our strong year-over-year financial and operational performance, the performance and contributions of each of our named executive officers (other than Mr. Mansbach who was not yet an employee of the company), and the continued competition for experienced leadership in our industry. Following such review and consideration, our compensation committee approved increases to the base salaries of our named executive officers other than Mr. Mansbach who was not yet an employee of the company. In connection with his hiring, Mr. Mansbach’s base salary was determined through arm’s-length negotiation after taking into account all of the factors described above in reference to newly hired executive officers.

Each named executive officer’s base salary is listed in the table below.

Named Executive Officer	Base Salary for 2016	Base Salary for 2017	Percentage Increase
Richard Stollmeyer	$420,000	$500,000	19.0%
Michael Mansbach	—	$400,000	—
Brett White	$350,000	$415,000	18.6%
Kimberly Lytikainen	$300,000	$325,000	8.3%
Bradford Wills	$275,000	$305,000	10.9%

The total base salaries paid to our named executive officers in 2017 are set forth in the Summary Compensation Table below.

Short-Term Cash Incentive Compensation — Executive Bonus Plan

We use short-term cash incentive compensation to motivate our named executive officers to achieve our annual financial and operational objectives, while making progress towards our longer-term strategic and growth goals.

Our executive bonus plan was adopted by our compensation committee in December 2014. Our executive bonus plan allows our compensation committee to provide cash incentive awards to employees selected by our compensation committee, including our named executive officers, which may but need not be based upon performance goals established by our compensation committee.

Under our executive bonus plan, our compensation committee determines the performance goals (if any) applicable to any award or portion of an award, which goals may include, without limitation, the attainment of research and development milestones, bookings, business divestitures and acquisitions, cash flow, cash position, operating results and operating metrics, product defect measures, product release timelines, productivity, return on assets, return on capital, return on equity, return on investment, return on sales, sales results, sales growth, stock price, time to market, total stockholder return, working capital and individual objectives such as peer reviews or other subjective or objective criteria. The performance goals may differ from participant to participant and from award to award.

Our compensation committee currently administers our executive bonus plan. The administrator of our executive bonus plan may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in the discretion of the administrator. The administrator may determine the amount of any increase, reduction, or elimination on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Actual awards are paid in cash only after they are earned, which requires continued employment through the last day of the performance period and the date the actual award is paid. Payment of awards occurs as soon as administratively practicable after they are earned, but no later than within the timeline set forth in our executive bonus plan.

Pursuant to the employment agreements entered into between us and our named executive officers, our named executive officers are each eligible to receive cash bonuses as a percentage of their annual base salary based upon achievement of the performance goals determined by our compensation committee.  For additional information regarding the terms of these employment letter agreements, see below under Named Executive Officer Employment Arrangements.

Our board of directors and our compensation committee in their sole discretion have the authority to amend, suspend or terminate our executive bonus plan, provided such action does not impair the existing rights of any participant with respect to any earned awards.

Near the end of each year, our compensation committee sets the target annual cash incentive compensation opportunities for our senior executive officers, including our named executive officers. Thereafter at the beginning of each year, following board approval of our annual operating plan, our compensation committee adopts an incentive compensation plan under our executive bonus plan for that fiscal year, which establishes the performance measures to be used to determine whether to make payouts for the fiscal year and the associated target levels for each measure. Achievement of performance targets and cash incentive compensation payouts are determined by our compensation committee after the end of the applicable performance period based on our performance against one or more financial and/or operational performance objectives for the performance period as set forth in our annual operating plan.

For 2017, the target and actual incentive amounts under our executive bonus plan for our named executive officers were the following:

Named Executive Officer	Target Award Opportunity (% of Base Salary)	Target Award Opportunity ($)(1)	Actual Award Amount ($)
Richard Stollmeyer	100%	500,000	449,099
Michael Mansbach	75%	160,372	160,372
Brett White	75%	311,250	279,564
Kimberly Lytikainen	65%	211,250	189,743
Bradford Wills	65%	198,250	81,648

(1)	Mr. Mansbach’s target incentive amount was pro-rated for the number of days he was employed by us in 2017, and our compensation committee approved payment of his incentive amount at 100% of the pro-rated target amount, subject only to his continued employment with us through the applicable dates of payment. Mr. Wills separated from us on December 31, 2017 and did not receive his fourth quarter or full year incentive payouts, which were paid in the first quarter of 2018.

For 2017, incentives under our executive bonus plan for our named executive officers (other than Mr. Mansbach) were payable based on our achievement of targets related to revenue, monthly subscription revenue, and non-GAAP net loss, which were weighted 50%, 30%, and 20%, respectively. Subject to achieving the applicable performance targets, each participant was eligible to receive a target incentive payment.  For each of our named executive officers, 60% of the target incentive was to be paid in equal installments on a quarterly basis during the year, subject to the achievement of the applicable quarterly performance targets and continued employment with us through the date of payment. The other 40% of the target incentive was to be payable at the end of the year, subject to the achievement of the applicable annual performance targets. Performance in excess of the performance targets was to result in potential payments in excess of the target incentive, subject to a cap of 200% of the target incentive. Any such potential payments to a named executive officer in excess of his or her target incentive for the first three quarters would be paid at the end of the year, subject to the named executive officer’s continued employment with us through the date of payment.

A named executive officer’s incentive payment is paid at a percentage of his or her target incentive amount based on the weighted average of the payout percentages for each applicable component.

For purposes of the revenue component, revenue for each period is determined in accordance with GAAP and set forth in our quarterly and annual financial statements. The payout percentage for the revenue component of a named executive officer’s incentive payment is 0% if revenues for the period are not more than 80% of the target for such period, 100% if revenues for the period are 100% of the target for such period, or 200% if revenues for the period are at least 120% of the target for such period.

For purposes of the monthly subscription revenue component, monthly subscription revenue is calculated as the sum of subscriber revenues for all monthly subscriptions contracted by customers in each period. The monthly subscription revenue metric is an internal operating metric. The payout percentage for the monthly subscription revenue component of a named executive officer’s incentive payment is 0% if monthly subscription revenue for the period is not more than 80% of the target for such period, 100% if monthly subscription revenue for the period is 100% of the target for such period, or 200% if monthly subscription revenue for the period is at least 120% of the target for such period.

For purposes of the non-GAAP net loss component, non-GAAP net loss is the GAAP loss attributable to common stockholders adjusted for: (i) stock-based compensation expense and (ii) amortization of acquired intangible assets, and is measured on a year-to-date basis for the purposes of each quarterly bonus. The reconciliation of GAAP net loss to non-GAAP net income (loss) is set forth in the press releases announcing our financial results for each fiscal quarter in 2017 that were attached as exhibits to our corresponding Current Reports on Forms 8-K. The payout percentage for the first quarterly non-GAAP net loss component of a named executive officer’s incentive payment is 0% if non-GAAP net loss for the period is greater than the target loss for such period by $1.75 million or more, 100% if non-GAAP net loss for the period is 100% of the target loss for such period, or 200% if non-GAAP net loss for the first quarterly period is less than the target loss for such period by $1.75 million or less.  Because the non-GAAP net loss component is measured on a year-to-date basis, the $1.75 million variance is increased to $3.5 million, $5.25 million and $7.0 million for the second, third and fourth quarterly non-GAAP net loss component. In order to receive a bonus award for the non-GAAP net loss component greater than 100% of the target bonus, revenue must meet the midpoint target, at a minimum.  If the revenue midpoint target is not met then the bonus award for the non-GAAP net loss component will be the lesser of the revenue achievement or the non-GAAP net loss bonus calculated.

For performance between the minimum, target, and maximum thresholds for any component, the payout percentage was determined based on straight line interpolation between the corresponding payout percentages for the relevant thresholds.

The quarterly and annual performance targets for the revenue and non-GAAP net loss components were as follows:

Component	Q1	Q2	Q3	Q4	2017
Revenue	$42,354,000	$45,220,000	$47,523,000	$50,786,000	$185,883,000
Non-GAAP net loss	$(1,092,000)	$(1,614,000)	$(1,820,000)	$(1,248,000)	$(1,248,000)

As noted above, monthly subscription revenue is an internal metric, and we do not disclose information relating to this metric for several reasons, including our belief that disclosure of that information would result in competitive harm. Accordingly, we have not listed the quarterly and annual performance targets for the monthly subscription revenue metric in the table above, which we believe would provide competitors with insights into our operations and sales compensations programs that would be harmful to us.

During 2017, we achieved the performance targets at the following levels:

Component	Q1	Q2	Q3	Q4	2017
Revenue (percentage of target)	99.7%	97.5%	98.1%	97.8%	98.2%
Monthly subscription revenue (percentage of target)	98.7%	96.8%	96.1%	94.0%	96.3%
Non-GAAP net loss (year-to-date variance from target)	$(13,000) (1)	$54,000	$955,000	$2,091,000	$2,091,000

(1)	As adjusted for first quarter acquisition-related costs.

Our level of achievement of the performance targets resulted in the following payout percentages after application of the payout formulas described above:

Component	Q1	Q2	Q3	Q4	2017
Revenue	98.3%	87.7%	90.4%	89.2%	91.2%
Monthly subscription revenue	93.3%	84.1%	80.6%	69.9%	81.3%
Non-GAAP net loss (1)	99.1%	97.5%	98.1%	97.8%	98.2%
Total	97.0%	88.6%	89.0%	85.2%	89.6%

(1)	In the second, third and fourth quarters, and full year 2017, revenue achievement did not meet target. In accordance with the payout formulas discussed above, if the revenue achievement does not meet target, then the non-GAAP net loss payout percentage is limited to the lesser of the revenue achievement percentage or the actual non-GAAP net loss payout percentage. Accordingly, in the second, third and fourth quarters, and full year 2017, the non-GAAP net loss payouts were limited to the revenue achievement percentage of target.

Mr. Mansbach commenced his employment with us in June 2017. Given his mid-year start date, his 2017 incentive amounts could have been adversely impacted due to the company’s performance prior to his employment; therefore, our compensation committee approved the payment of Mr. Mansbach’s incentive opportunity under our executive bonus plan for 2017 at 100% of the target amount (pro-rated for the number of days he was employed by us in 2017), subject only to his continued employment with us through the date of payment. The payments to Mr. Mansbach set forth in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and in the Grants of Plan-Based Awards For Fiscal 2017 table reflect the approval by our compensation committee of the payment at 100% of the target amount on a pro-rated basis.

Equity Awards

We grant equity awards as a component of our executive compensation program in order to align our named executive officers’ long-term interests with our stockholders’ interests.

The size of the equity awards granted to our named executive officers in connection with their hire is determined through arm’s-length negotiation, taking into consideration factors such as the named executive officer’s role and responsibilities, the named executive officer’s target cash compensation, the equity award’s potential retention and incentive value, survey data on the size of new-hire awards provided by similar companies to similarly-situated employees, and prevailing market conditions.

We also periodically grant equity awards to our named executive officers as additional incentive to continue service with us or in connection with promotions. We generally do not apply a fixed formula when determining the size of these equity awards. Instead, we set the size of these equity awards to properly reward the named executive officer for his or her contribution to the growth in our long-term stockholder value by considering factors such as the named executive officer’s experience, responsibilities, performance, and contributions; the equity held by the named executive officer (including the economic value of his or her unvested equity awards and the ability of this equity to satisfy our retention and incentive objectives); review of the compensation peer group and analysis performed by Compensia; market data; the equity award recommendations of management; and internal equity considerations.

In February 2017, our compensation committee reviewed relevant compensation peer group and market data provided by Compensia and approved the grant of (i) refresh options to purchase shares of our Class A common stock and refresh RSU awards to our named executive officers other than Mr. Mansbach, (ii) promotion RSU awards to Mr. White and (iii) promotion options and promotion RSU awards to Ms. Lytikainen. In addition, in July 2017, our compensation committee approved a new-hire option and a new-hire RSU award to Mr. Mansbach, each effective as of August 2017. The size of the equity awards granted to Mr. Mansbach were determined through arm’s-length negotiation with him after taking into account his target cash compensation, the equity awards’ potential retention and incentive value, survey data on the size of new-hire awards provided by similarly-situated companies to similarly-situated employees, and prevailing market conditions. The options granted to our named executive officers other than Mr. Mansbach have exercise prices of $25.15 per share, and the option granted to Mr. Mansbach has an exercise price of $23.05 per share.

In determining the composition of these equity awards, our compensation committee decided to grant each named executive officer’s equity awards as a mix of options and time-based RSUs with approximately equal grant date fair values, which aligned with the practices of the companies in our compensation peer group and relatively recent public companies. These companies generally grant a mix of time-based RSUs and equity awards that deliver value based on performance or the success of the company, such as options or performance shares.

For the equity awards granted to our named executive officers in 2017, (i) 1/4th of the shares subject to each option vested on February 21, 2018 and 1/48th of the shares subject to each option vest monthly thereafter, and (ii) 1/4th of each award of RSUs vested on February 20, 2018 and 1/4th of each award of RSUs will vest on each successive February 20 thereafter (or, if the 20th day of February is not a market trading day, then the vesting date will be the first trading day following the 20th day of the month), in each case, subject to the applicable named executive officer’s continued service to us on each such vesting date. For the equity awards granted to Mr. Mansbach, (i) 1/4th of the shares subject to his option vests on August 21, 2018 and 1/48th of the shares subject to his option vest monthly thereafter, and (ii) 1/4th of his award of RSUs vests on August 20, 2018 and 1/4th of his award of RSUs will vest on each successive August 20 thereafter (or, if the 20th day of August is not a market trading day, then the vesting date will be the first trading day following the 20th day of the month), in each case, subject to his continued service to us on each such vesting date. In addition, the vesting of these equity awards granted to our named executive officers other than Mr. Wills may be accelerated upon the termination of their employment under certain circumstances, as described in further detail in the section below entitled Named Executive Officer Employment Arrangements.

The number of shares of our Class A common stock covered by each of these equity awards is listed in the table below. Please see the Summary Compensation Table and also the Grants of Plan-Based Awards for Fiscal 2017 table below for further details on these awards, including the grant date fair values of these awards.

Named Executive Officer	Options	Restricted Stock Units
Richard Stollmeyer	141,795	62,857
Michael Mansbach	102,224	45,314
Brett White	80,374	71,260
Kimberly Lytikainen	45,953	20,370
Bradford Wills	30,697	13,608

In January 2018, our named executive officers other than Mr. Wills received equity awards covering the following numbers of shares of our Class A common stock in recognition of fiscal 2017 performance (with the exercise price of each option equal to $33.45 per share):

Named Executive Officer	Options	Restricted Stock Units
Richard Stollmeyer	60,397	77,912
Michael Mansbach	31,240	40,299
Brett White	20,826	26,866
Kimberly Lytikainen	14,578	18,806

Change in Control and Severance Benefits

We have entered into employment agreements with our named executive officers that provide for certain payments and benefits upon the termination of their employment under certain circumstances. We believe that these employment agreements provide retention value by encouraging our named executive officers to continue service with us and increase stockholder value by reducing any potential distractions caused by the possibility of an involuntary termination or a potential change in control, allowing our named executive officers to focus on their duties and responsibilities. For a summary of the material terms and conditions of these employment arrangements, see the section below entitled Named Executive Officer Employment Arrangements and the Potential Payments Upon Termination or Upon Termination in Connection With a Change in Control table.

Other Compensation and Benefits

We provide employee benefits to all eligible employees, including our named executive officers. As discussed above, these benefits include medical, dental and vision insurance, a 401(k) savings plan, life and disability insurance, an employee stock purchase plan, a taxable monthly wellness credit and other plans and programs. In addition, we reimbursed Mr. Mansbach for certain travel expenses pursuant to his employment agreement. Because the reimbursements were deemed to be taxable commuting expense reimbursements, our compensation committee approved the payment of tax gross-up amounts for these reimbursements.

Stock Trading Practices; Hedging and Pledging Policy

We maintain an Insider Trading Policy that, among other things, prohibits our employees, including our named executive officers, from trading during quarterly and special blackout periods. In addition, we prohibit short sales, hedging and similar transactions designed to decrease the risks associated with holding our securities, as well as pledging the company’s securities as collateral for loans and transactions involving derivative securities relating to our common stock.

Our Insider Trading Policy requires that all directors and officers, including our named executive officers, pre-clear with our legal department any proposed open market transactions. Further, we have adopted Rule 10b5-1 trading plan guidelines that permit our directors and employees, including our named executive officers, to adopt Rule 10b5-1 trading plans. Under these guidelines, Rule 10b5-1 trading plans may only be adopted or modified during an open trading window under our Insider Trading Policy and only when such individual does not otherwise possess material nonpublic information about the company. These guidelines also provide for a cooling-off period before the first trade may occur under a Rule 10b5-1 trading plan.

Summary Compensation Table

The following table presents summary information regarding the compensation reportable for our named executive officers for fiscal 2017 and prior years where applicable, as determined under SEC rules.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Richard Stollmeyer	2017	500,000	1,580,854		1,555,360		449,099	21,796	(3)	4,107,109
Chairman and Chief Executive Officer	2016	420,000	600,593		585,637		427,586	37,418		2,071,234
	2015	390,000	—		1,688,534		390,491	30,067		2,499,092
Michael Mansbach (4)	2017	215,385	1,044,488		947,195		160,372	34,196	(5)	2,401,636
President
Brett White	2017	415,000	1,792,190	(6)	881,628		279,564	21,871	(3)	3,390,253
Chief Financial Officer and	2016	350,000	420,416		807,254		231,608	31,511		1,840,789
and Chief Operating Officer	2015	320,000	—		611,450		274,551	27,362		1,233,363
Kimberly Lytikainen	2017	325,000	512,305	(7)	504,062	(8)	189,743	22,476	(3)	1,553,586
Chief Legal Officer, Secretary and	2016	300,000	195,185		190,331		152,708	35,447		873,671
Compliance Officer	2015	276,250	—		563,551		133,628	27,678		1,001,107
Bradford Wills (9)	2017	302,654	342,241		336,718		81,648	378,338	(10)	1,441,599
Former Chief Strategy Officer

(1)	The amounts reported in the “Stock Awards” column and the “Option Awards” column reflect the aggregate grant date fair value of the RSUs or stock options, as applicable, granted during the fiscal year computed in accordance with the provisions of ASC 718. The assumptions that we used to calculate these amounts are discussed in Note 9 to our financial statements appearing at the end of our Annual Report on Form 10-K for the year ended December 31, 2017. These amounts do not reflect the actual economic value that will be realized by our named executive officers.
(2)	Amounts approved by our compensation committee under our executive bonus plan.
(3)	Consists of 401(k) matching contributions, short-term and long-term disability benefits, life insurance, wellness card, and taxable stipends related to medical expenses.
(4)	Mr. Mansbach joined the Company on June 19, 2017. The salary and non-equity incentive plan compensation amounts for Mr. Mansbach are prorated based on the number of days in fiscal 2017 during which he was employed with us.
(5)	Consists of commuting costs on a tax-neutral basis, 401(k) matching contributions, short-term and long-term disability benefits, life insurance, and wellness card.
(6)	Consists of two RSU awards, the first for Mr. White’s annual award is an RSU award for 35,630 shares of Class A common stock, and the second for Mr. White’s promotion to chief operating officer is an RSU award for 35,630 shares of Class A common stock.
(7)	Consists of two RSU awards, the first for Ms. Lytikainen’s annual award is an RSU award for 15,327 shares of Class A common stock, and the second for Ms. Lytikainen’s promotion to chief legal officer is an RSU award for 5,043 shares of Class A common stock.
(8)	Consists of two stock option awards, the first for Ms. Lytikainen’s annual award is a stock option to purchase 34,576 shares of Class A common stock, and the second for Ms. Lytikainen’s promotion to chief legal officer is a stock option to purchase 11,377 shares of Class A common stock.
(9)	Mr. Wills has not been a named executive officer prior to fiscal 2017.
(10)	Consists of 401(k) matching contributions, short-term and long-term disability benefits, life insurance, wellness card, and a taxable stipend related to medical expenses. It also includes a one-time payment of $361,076 in exchange for the signing of a release agreement with the Company following Mr. Wills’s separation from MINDBODY on December 31, 2017.

Grants of Plan-Based Awards for Fiscal 2017

The following table presents, for each of our named executive officers, information concerning grants of plan-based awards made during fiscal 2017. This information supplements the information about these awards set forth in the Summary Compensation Table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)
	Grant Date	Date of Board Action to Grant the Award (1)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards($)(5)
Richard Stollmeyer	—	—	25,000	500,000	1,000,000	—	—	—	—
RSU	2/21/2017	2/1/2017	—	—	—	62,857	—	—	1,580,854
Stock Option	2/21/2017	2/1/2017	—	—	—	—	141,795	25.15	1,555,360
Michael Mansbach	—	—	160,372	160,372	320,744	—	—	—	—
RSU	8/21/2017	7/20/2017	—	—	—	45,314	—	—	1,044,488
Stock Option	8/21/2017	7/20/2017	—	—	—	—	102,224	23.05	947,195
Brett White	—	—	15,563	311,250	622,500	—	—	—	—
RSU	2/21/2017	2/1/2017	—	—	—	35,630	—	—	896,095
RSU	2/21/2017	2/1/2017	—	—	—	35,630	—	—	896,095
Stock Option	2/21/2017	2/1/2017	—	—	—	—	80,374	25.15	881,628
Kimberly Lytikainen	—	—	10,563	211,250	422,500	—	—	—	—
RSU	2/21/2017	2/1/2017	—	—	—	15,327	—	—	385,474
RSU	2/21/2017	2/1/2017	—	—	—	5,043	—	—	126,831
Stock Option	2/21/2017	2/1/2017	—	—	—	—	34,576	25.15	379,267
Stock Option	2/21/2017	2/1/2017	—	—	—	—	11,377	25.15	124,795
Bradford Wills	—	—	9,913	198,250	396,500	—	—	—	—
RSU	2/21/2017	2/1/2017	—	—	—	13,608	—	—	342,241
Stock Option	2/21/2017	2/1/2017	—	—	—	—	30,697	25.15	336,718

(1)	Pursuant to our Equity Award Grant Policy, (i) for awards that are approved by our compensation committee on or prior to the 15th day of the month, the grant date will be the 20th day of such month; provided, however, that if the 20th day of the month is not a market trading day, the grant date will be the next market trading day thereafter and (ii) for awards that are approved by our compensation committee after the 15th day of the month, the grant date will be the 20th day of the next month; provided, however, that if the 20th day of the month is not a market trading day, the grant date will be the next market trading day thereafter. Accordingly, the “Date of Board Action to Grant the Award” differs from the “Grant Date.”
(2)	Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns relate to cash incentive compensation opportunities under our executive bonus plan for 2017. Threshold payout amounts assume achievement of at least 81% of each of the corporate performance objectives in each quarter of 2017 and full year 2017. Target payout amounts assume achievement of 100% of each of the three corporate performance objectives in each quarter of 2017 and full year 2017. Maximum payout amounts are subject to a cap of 200% of the target incentive amounts under our executive bonus plan. Because our compensation committee approved Mr. Mansbach’s cash incentive compensation payout at 100% of the target amount (on a pro-rated basis), the threshold payout amount and the target payout amount are identical. In addition, all of Mr. Mansbach’s cash incentive amounts are pro-rated for the number of days he was employed by us in 2017. The actual amounts paid to our named executive officers are set forth in the Summary Compensation Table above, and the calculation of the actual amounts paid is discussed more fully in Executive Compensation—2017 Executive Compensation Program Components—Short-Term Cash Incentive Compensation-Executive Bonus Plan above.
(3)	The RSUs vest over four years, with one-fourth of the RSUs vesting approximately one year following the vesting commencement date, and 1/4th vesting annually thereafter over the remaining three years, subject to continued service to us.
(4)	The options vest over four years, with one-fourth of the shares subject to the option vesting one year following the vesting commencement date, and 1/48th of the total shares subject to the option vesting monthly thereafter over the remaining three years, subject to continued service to us.
(5)	The amounts reported in this column reflect the aggregate grant date fair value of the RSUs or stock options, as applicable, granted during the fiscal year computed in accordance with the provisions of ASC 718. The assumptions that we used to calculate these amounts are discussed in Note 9 to our financial statements appearing at the end of our Annual Report on Form 10-K for the year ended December 31, 2017. These amounts do not reflect the actual economic value that will be realized by our named executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding equity awards for our named executive officers at December 31, 2017:

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Richard Stollmeyer	11/19/2010	(2)	358,252	—	0.544	11/19/2020	—		—
	11/15/2011	(2)	197,017	—	1.392	11/15/2021	—		—
	6/27/2013	(3)	25,000	—	7.708	6/27/2023	—		—
	2/6/2014	(4)	125,000	—	11.52	2/6/2024	—		—
	2/5/2015	(5)	115,105	47,395	14.476	2/5/2025	—		—
	5/22/2015	(6)	64,582	35,418	14.496	5/22/2025	—		—
	3/21/2016	(7)	42,603	54,776	13.91	3/21/2026	32,383	(8)	986,062
	2/21/2017	(9)	—	141,795	25.15	2/21/2027	62,857	(10)	1,913,996
Michael Mansbach	8/21/2017	(11)	—	102,224	23.05	8/21/2027	45,314	(12)	1,379,811
Brett White	6/27/2013	(13)	169,467	—	7.708	6/27/2023	—		—
	2/6/2014	(4)	25,000	—	11.52	2/6/2024	—		—
	2/5/2015	(5)	26,562	10,938	14.476	2/5/2025	—		—
	5/22/2015	(6)	37,135	20,365	14.496	5/22/2025	—		—
	3/21/2016	(7)	29,822	38,343	13.91	3/21/2026	22,668	(8)	690,241
	2/21/2017	(9)	—	80,374	25.15	2/21/2027	35,630	(10)	1,084,934
	2/21/2017		—	—	—	—	35,630	(10)	1,084,934
Kimberly Lytikainen	9/20/2014	(14)	1,802	23,698	10.616	9/20/2024	—		—
	2/5/2015	(5)	855	3,645	14.476	2/5/2025	—		—
	5/22/2015	(6)	6,437	26,563	14.496	5/22/2025	—		—
	3/21/2016	(7)	1,978	17,802	13.91	3/21/2026	10,524	(8)	320,456
	2/21/2017	(9)	—	34,576	25.15	2/21/2027	15,327	(10)	466,707
	2/21/2017	(9)	—	11,377	25.15	2/21/2027	5,043	(10)	153,559
Bradford Wills (16)	5/14/2014	(15)	1,563	1,303	9.936	5/14/2024	—		—
	9/20/2014	(14)	2,083	260	10.616	9/20/2024	—		—
	2/5/2015	(5)	7,293	520	14.476	2/5/2025	—		—
	5/22/2015	(6)	17,709	16,223	14.496	5/22/2025	—		—
	3/21/2016	(7)	13,694	10,650	13.91	3/21/2026	8,096	(8)	246,523
	2/21/2017	(9)	—	30,697	25.15	2/21/2017	13,608	(10)	414,364

(1)	This column represents the market value of the shares underlying the RSUs as of December 31, 2017, based on the closing price of our Class A common stock, as reported on the NASDAQ, of $30.45 per share on December 29, 2017.
(2)	100% of the shares subject to the option were vested as of the grant date.
(3)	One-fourth (1/4th) of the shares subject to the option vested on June 27, 2014, and 1/48th of the shares subject to the option vest monthly thereafter, subject to continued service with us on each such vesting date.
(4)	100% of the shares subject to the option were vested as of December 24, 2015 in accordance with the terms of Mr. Stollmeyer’s and Mr. White’s executive employment agreements, as applicable.
(5)	One-forty-eighth (1/48th) of the shares subject to the option vested on March 5, 2015 and 1/48th of the shares subject to the option vest monthly thereafter, subject to continued service with us on each such vesting date.
(6)	One-forty-eighth (1/48th) of the shares subject to the option vested on June 22, 2015 and 1/48th of the shares subject to the option vest monthly thereafter, subject to continued service with us on each such vesting date.
(7)	One-fourth (1/4th) of the shares subject to the option vested on March 21, 2017 and 1/48th of the shares subject to the option vest monthly thereafter, subject to continued service with us on each such vesting date.
(8)	One-fourth (1/4th) of the shares underlying the RSUs vested on May 22, 2017, and 1/4th of the RSUs vest on each successive May 20 thereafter (or, if the 20th day of the month is not a market trading day, then the vesting date will be the first trading day following the 20th day of the month) subject to continued service to us.

(9)	One-fourth (1/4th) of the shares subject to the option vested on February 21, 2018 and 1/48th of the shares subject to the option vest monthly thereafter, subject to continued service with us on each such vesting date.
(10)	One-fourth (1/4th) of the shares underlying the RSUs vested on February 20, 2018, and 1/4th of the RSUs vest on each successive February 20 thereafter (or, if the 20th day of the month is not a market trading day, then the vesting date will be the first trading day following the 20th day of the month) subject to continued service to us.
(11)	One-fourth (1/4th) of the shares subject to the option will vest on August 21, 2018 and 1/48th of the shares subject to the option vest monthly thereafter, subject to continued service with us on each such vesting date.
(12)	One-fourth (1/4th) of the shares underlying the RSUs will vest on August 20, 2018, and 1/4th of the RSUs vest on each successive August 20 thereafter (or, if the 20th day of the month is not a market trading day, then the vesting date will be the first trading day following the 20th day of the month) subject to continued service to us.
(13)	100% of the shares subject to the option were vested as of June 24, 2016 in accordance with the terms of Mr. White’s executive employment agreement.
(14)	One-fourth (1/4th) of the shares subject to the option vested on July 7, 2015, and 2.0833% of the shares vest monthly thereafter, subject to continued service with us on each such vesting date.
(15)	One-forty-eighth (1/48th) of the shares subject to the option vested on June 14, 2014, and 1/48th of the shares subject to the option vest monthly thereafter, subject to continued service with us on each such vesting date.
(16)	Mr. Wills’s service to the company terminated as of December 31, 2017. Following such termination, Mr. Wills’s equity awards ceased vesting and he was able to exercise only those options that were vested and exercisable as of that date for the time period(s) provided for in the applicable stock option agreement.

Option Exercises and Stock Vested in Fiscal 2017

The following table sets forth the number of shares acquired and the value realized upon the exercise of stock options and the vesting of RSUs during fiscal 2017 by each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Richard Stollmeyer	—	—	10,794	304,391
Michael Mansbach	—	—	—	—
Brett White	130,000	2,516,006	7,556	213,079
Kimberly Lytikainen	158,868	2,547,569	3,508	98,926
Bradford Wills	84,298	1,709,532	2,698	76,084

(1)	The value realized on vesting is calculated by multiplying the number of shares of stock by the market value of the underlying shares on the applicable vesting date.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan during fiscal 2017.

Named Executive Officer Employment Arrangements

Richard Stollmeyer

We entered into an employment agreement with Richard Stollmeyer, our chief executive officer, effective as of May 22, 2015. The employment agreement has a term of three years, with automatic renewals for additional three-year terms, unless either party provides notice not to renew the agreement within 90 days of the end of such three-year term. Mr. Stollmeyer’s employment is at-will. For 2017, Mr. Stollmeyer’s annual base salary was $500,000, and he was eligible to earn annual incentive compensation with a target no less than 100% of his annual base salary, or target bonus.  Mr. Stollmeyer’s current annual base salary is $530,000 and is subject to review and adjustment based on our normal performance review practices.  In addition, Mr. Stollmeyer’s current target bonus is 100% of his annual base salary. The target bonus may be adjusted up or down, as determined in the sole discretion of our board or the compensation committee.

Mr. Stollmeyer’s employment agreement provides that if his employment is terminated by us or our successor without “cause” (as defined below), by Mr. Stollmeyer for “good reason” (as defined below) or on account of death or disability (each, a “qualifying termination”), upon his executing a general release and waiver of claims against us (or our successor) in the form provided by us or our successor that becomes effective and irrevocable within the time period prescribed in his employment agreement, Mr. Stollmeyer will receive (i) continuing payments of severance equal to 18 months of Mr. Stollmeyer’s annual base salary as then in effect; (ii) a lump-sum amount equal to Mr. Stollmeyer’s target annual incentive compensation, pro-rated for the days served during the year of employment; (iii) reimbursement of COBRA continuation premiums for up to 18 months for Mr. Stollmeyer and his eligible dependents (provided he is eligible for and timely elects COBRA continuation coverage), or cash payments in lieu thereof; and (iv) acceleration of 100% of the then-unvested shares subject to Mr. Stollmeyer’s equity awards granted prior to May 22, 2015. If the qualifying termination occurs during the period that commences upon a change in control (as defined in the 2015 Plan) and ends on the first anniversary following a change in control, then in addition to the benefits described above, 100% of Mr. Stollmeyer’s equity awards granted on or after May 22, 2015 will vest. Additionally, notwithstanding the standard vesting schedule of such stock option, Mr. Stollmeyer’s stock option granted on June 27, 2013 covering 25,000 shares vests as to 100% of the shares on a sale of the company (as defined in the option agreement).

In the event any of the payments provided for under the employment agreement or otherwise payable to Mr. Stollmeyer would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax under Section 4999 of the Internal Revenue Code, he would be entitled to receive either full payment of benefits or such lesser amount that would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him. This employment agreement does not require us to provide any tax gross-up payments.

Michael Mansbach

We entered into an employment agreement with Michael Mansbach, our president, effective as of June 19, 2017. The employment agreement has a term of three years, with automatic renewals for additional three-year terms, unless either party provides notice not to renew the agreement within 90 days of the end of such three-year term. Mr. Mansbach’s employment is at-will. For 2017, Mr. Mansbach’s annual base salary was $400,000, and he was eligible to earn annual incentive compensation with a target no less than 75% of his annual base salary, or target bonus (but pro-rated based on the portion of 2017 that he was employed by us).  Mr. Mansbach’s current annual base salary is $425,000 and is subject to review and adjustment based on our normal performance review practices.  In addition, Mr. Mansbach’s current target bonus is 75% of his annual base salary. The target bonus may be adjusted up or down, as determined in the sole discretion of our board or the compensation committee.

Mr. Mansbach’s employment agreement provides that if his employment is terminated by us or our successor without “cause” (as defined below), by Mr. Mansbach for “good reason” (as defined below) or on account of death or disability (each, a “qualifying termination”), upon his executing a general release and waiver of claims against us (or our successor) in the form provided by us or our successor that becomes effective and irrevocable within the time period prescribed in his employment agreement, Mr. Mansbach will receive (i) continuing payments of severance equal to 12 months of Mr. Mansbach’s annual base salary as then in effect; (ii) reimbursement of COBRA continuation premiums for up to 12 months for Mr. Mansbach and his eligible dependents (provided he is eligible for and timely elects COBRA continuation coverage), or cash payments in lieu thereof; and (iii) if we hire a new permanent chief executive officer after June 19, 2019, and Mr. Mansbach’s termination occurs within 12 months after such hiring, acceleration of the then-unvested shares subject to Mr. Mansbach’s time-based equity awards as if he had completed an additional 18 months of service after such hiring. If the qualifying termination occurs during the period that commences upon a change in control and ends on the first anniversary following a change in control, then in addition to the benefits described above, 100% of Mr. Mansbach’s equity awards will vest.

In the event any of the payments provided for under the employment agreement or otherwise payable to Mr. Mansbach would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax under Section 4999 of the Internal Revenue Code, he would be entitled to receive either full payment of benefits or such lesser amount that would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him. This employment agreement does not require us to provide any tax gross-up payments.

Brett White

We entered into an employment agreement with Brett White, our chief financial officer and chief operating officer, effective as of May 22, 2015. The employment agreement has a term of three years, with automatic renewals for additional three-year terms, unless either party provides notice not to renew the agreement within 90 days of the end of such three-year term. Mr. White’s employment is at-will. For 2017, Mr. White’s annual base salary was $415,000, and he was eligible to earn annual incentive compensation with a target no less than 75% of his annual base salary, or target bonus.  Mr. White’s current annual base salary is $427,500 and is subject to review and adjustment based on our normal performance review practices.  In addition, Mr. White’s current target bonus is 75% of his annual base salary. The target bonus may be adjusted up or down, as determined in the sole discretion of our board or the compensation committee.

Mr. White’s employment agreement provides that if his employment is terminated by us or our successor without “cause” (as defined below), by Mr. White for “good reason” (as defined below) or on account of death or disability (each, a “qualifying termination”), upon his executing a general release and waiver of claims against us (or our successor) in the form provided by us or our successor that becomes effective and irrevocable within the time period prescribed in his employment agreement, Mr. White will receive (i) continuing payments of severance equal to 18 months of Mr. White’s annual base salary as then in effect; (ii) reimbursement for all reasonable relocation costs directly related to his relocating away from the area of the Company’s headquarters; (iii) reimbursement of COBRA continuation premiums for up to 18 months for Mr. White and his eligible dependents (provided he is eligible for and timely elects COBRA continuation coverage), or cash payments in lieu thereof; and (iv) acceleration of 100% of the then-unvested shares subject to Mr. White’s equity awards granted prior to May 22, 2015. If the qualifying termination occurs during the period that commences upon a change in control and ends on the first anniversary following a change in control, then in addition to the benefits described above, 100% of Mr. White’s equity awards granted on or after May 22, 2015 will vest.

In the event any of the payments provided for under the employment agreement or otherwise payable to Mr. White would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax under Section 4999 of the Internal Revenue Code, he would be entitled to receive either full payment of benefits or such lesser amount that would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him. This employment agreement does not require us to provide any tax gross-up payments.

Kimberly Lytikainen

We entered into an employment agreement with Kimberly Lytikainen, our chief legal officer, secretary and compliance officer, effective as of May 22, 2015. The employment agreement has a term of three years, with automatic renewals for additional three-year terms, unless either party provides notice not to renew the agreement within 90 days of the end of such three-year term. Ms. Lytikainen’s employment is at-will. For 2017, Ms. Lytikainen’s annual base salary was $325,000, and she was eligible to earn annual incentive compensation with a target no less than 65% of her annual base salary, or target bonus.  Ms. Lytikainen’s current annual base salary is $340,000 and is subject to review and adjustment based on our normal performance review practices.  In addition, Ms. Lytikainen’s current target bonus is 65% of her annual base salary. The target bonus may be adjusted up or down, as determined in the sole discretion of our board or the compensation committee.

Ms. Lytikainen’s employment agreement provides that if her employment is terminated by us or our successor without “cause” (as defined below), by Ms. Lytikainen for “good reason” (as defined below) or on account of death or disability (each, a “qualifying termination”), upon her executing a general release and waiver of claims against us (or our successor) in the form provided by us or our successor that becomes effective and irrevocable within the time period prescribed in her employment agreement, Ms. Lytikainen will receive (i) continuing payments of severance equal to 18 months of Ms. Lytikainen’s annual base salary as then in effect; (ii) reimbursement for all reasonable relocation costs directly related to her relocating away from the area of the Company’s headquarters; (iii) reimbursement of COBRA continuation premiums for up to 18 months for Ms. Lytikainen and her eligible dependents (provided she is eligible for and timely elects COBRA continuation coverage), or cash payments in lieu thereof; and (iv) acceleration of 50% of the then-unvested shares subject to Ms. Lytikainen’s equity awards granted prior to May 22, 2015. If the qualifying termination occurs during the period that commences upon a change in control and ends on the first anniversary following a change in control, then in addition to the benefits described above, 100% of Ms. Lytikainen’s equity awards will vest.

In the event any of the payments provided for under the employment agreement or otherwise payable to Ms. Lytikainen would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax under Section 4999 of the Internal Revenue Code, she would be entitled to receive either full payment of benefits or such lesser amount that would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to her. This employment agreement does not require us to provide any tax gross-up payments.

For purposes of the employment agreements with our named executive officers, “cause” means generally:

•	executive’s conviction of, or plea of nolo contendere, to a felony (excluding negligent driving offenses or driving offenses solely related to the speed limit) and which has an adverse effect on our business or affairs;

•	executive’s gross and willful misconduct;

•	executive’s unauthorized and intentional use or disclosure of any of our proprietary information or trade secrets or any other party to whom executive owes an obligation of nondisclosure;

•	executive’s willful breach of any material obligations under any material written agreement or covenant with us;

•	executive’s refusal to perform his or her employment duties after receiving notice and an opportunity to cure; or

•	a failure to cooperate in good faith with a governmental or internal investigation.

No termination for cause is effective unless executive is given written notice from the board of directors of the condition that could constitute cause and, if capable of being cured, at least 30 days to cure.

For purposes of the employment agreements with our named executive officers, “good reason” means generally a resignation within 30 days following the expiration of any cure period following the occurrence of one or more of the following, without executive’s consent:

•	a material reduction of executive’s duties, authority or responsibilities;

•	a material reduction in executive’s base salary (except where there is a reduction to the management team generally, not to exceed 15%); or

•	a material change in the geographic location of executive’s work location (a relocation of less than 30 miles will not be considered material).

A resignation for good reason requires informing us within 90 days of the initial existence of the grounds for good reason and a cure period of 30 days following the date we receive such notice.

Separation Agreement

Bradford Wills

In December 2017, in connection with the termination of Mr. Wills’s employment with us, we entered into a separation agreement and general release with him providing for a lump sum payment to him in the amount of $361,076 in exchange for a general release of claims against us.

Potential Payments Upon Termination or Upon Termination in Connection With a Change in Control

Name	Termination Without Cause or Resignation for Good Reason ($)	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control ($)(1)
Richard Stollmeyer
Salary severance payments	750,000	750,000
Bonus severance payment	500,000	500,000
Continued health coverage	18,898	18,898
Accelerated vesting (2)	757,088	5,879,713
Total:	2,025,986	7,148,611
Michael Mansbach
Salary severance payments	400,000	400,000
Continued health coverage	15,518	15,518
Accelerated vesting (2)	—	2,136,269
Total:	415,518	2,576,787
Brett White
Salary severance payments	622,500	622,500
Continued health coverage	19,522	19,522
Accelerated vesting (2)	174,724	4,419,910
Moving costs (3)	50,000	50,000
Total:	866,746	5,111,932
Kimberly Lytikainen
Salary severance payments	487,500	487,500
Continued health coverage	19,426	19,426
Accelerated vesting (2)	264,126	2,430,756
Moving costs (3)	50,000	50,000
Total:	821,052	2,987,682

Bradford Wills
Severance payment (4)	361,076	361,076
Total:	361,076	361,076

(1)	A qualifying termination of employment is considered “in connection with a change in control” if such termination occurs within the period commencing on the date of and ending 12 months after a “change in control.”
(2)	For purposes of valuing accelerated vesting, the values indicated in the table are calculated as follows: (i) with respect to stock options, the aggregate difference between the fair market value of a share of our Class A common stock underlying the option on December 29, 2017 (the last trading day of our fiscal year) and the exercise price of the applicable option, multiplied by the number of unvested shares accelerated, and (ii) with respect to RSUs, as the fair market value of a share of our Class A common stock on December 29, 2017 multiplied by the number of unvested RSUs accelerated.
(3)	Reasonable moving expenses would be determined at the time of any move and would be very fact-specific. For purposes of this table, we made a conservatively-high estimate that moving expenses could potentially be the amounts reported herein.
(4)	The values listed in the table for Mr. Wills reflects the lump sum payment to him under his separation agreement. The separation agreement superseded his employment agreement.

2015 Equity Incentive Plan

Our 2015 Plan provides that in the event of a “merger” or “change in control,” as defined under our 2015 Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels, and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. If the service of an outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options, RSUs and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock will lapse, and all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels, and all other terms and conditions met.

2015 Employee Stock Purchase Plan

Our 2015 Employee Stock Purchase Plan, or ESPP, provides that in the event of a merger or change in control, as defined under our ESPP, a successor corporation may assume or substitute each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase right, the offering period then in progress will be shortened, and a new exercise date will be set. The administrator will notify each participant that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless prior to such date the participant has withdrawn from the offering period.

2009 Stock Option Plan

Our 2009 Stock Option Plan, or 2009 Plan, provides that in the event of a corporate transaction (as defined in our 2009 Plan), which generally includes a merger, consolidation or sale of all or substantially all of our assets, each outstanding award will either be (i) assumed or substituted for an equivalent award or (ii) terminated in exchange for a payment for the vested portion of the award (less any exercise price for that portion of the award). In the event that the successor corporation does not agree to such assumption, substitution, or exchange, the awards will terminate upon the consummation of the transaction. Certain stock options accelerate in full upon a sale of the company (as defined in the applicable stock option agreement).

401(k) Savings Plan

We maintain a tax-qualified retirement plan, or our 401(k) plan, that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to participate in our 401(k) plan as of the first day of the month following the date they meet our 401(k) plan’s eligibility requirements, and participants are able to defer up to 100% of their eligible compensation subject to applicable annual Internal Revenue Code limits. All participants’ interests in their deferrals are 100% vested when contributed. Our 401(k) plan permits us to make matching contributions and discretionary contributions to eligible participants. We make a safe harbor matching contribution of 100% of each eligible employee’s elective deferral that does not exceed 3% of compensation, plus 50% of the elective deferral that exceeds 3% of compensation but does not exceed 5% of compensation.

Risk Assessment

Our compensation committee and management discuss and evaluate our compensation program and policies for our employees (including our named executive officers) to determine whether they encourage excessive risk-taking and to assess policies and practices that could mitigate such risks. In addition, our compensation committee has engaged Compensia to independently review our executive compensation program. Based on these reviews, our compensation committee designs our executive compensation program to encourage our named executive officers to focus on our short-term and long-term success, and for the following reasons, our compensation committee believes that any risks arising from compensation program and policies are not reasonably likely to have a material adverse effect on us in the future:

•	our incentive compensation plan reflects a pay-for-performance philosophy that rewards named executive officers and other eligible employees for achievement of performance targets;

•	our equity awards include multi-year vesting schedules requiring long-term commitment;

•	we regularly monitor short-term and long-term compensation practices to determine whether our objectives are satisfied; and

•	for the 2017 incentives under our executive bonus plan, we instituted a per person cap of 200% of the target incentive compensation opportunity to manage costs and to limit any potential risks related to short-term incentives, and any amount in excess of the target incentive compensation opportunity for any of the first three quarters would be paid at the end of the year only if the named executive officer remains employed by us through the date of payment.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code, or Section 162(m), generally limits the amount we may deduct from our federal income taxes for compensation paid to our chief executive officer and certain other executive officers to $1 million per executive officer per year, subject to certain exceptions. The regulations promulgated under Section 162(m) contain a transition rule that applies to companies, such as ours, that become subject to Section 162(m) by reason of becoming publicly held. Pursuant to this rule, certain compensation granted during a transition period (and, with respect to RSUs, that are paid out before the end of the transition period) currently is not counted toward the deduction limitations of Section 162(m) if the compensation is paid under a compensation arrangement that was in existence before the effective date of the initial public offering and certain other requirements are met.  While certain of our equity awards may be eligible to be excluded from our deductibility limitation of Section 162(m) pursuant to this transition rule, neither our board nor our compensation committee has adopted a policy that all equity or other compensation must be deductible.

We currently expect our transition period to expire at our annual meeting of stockholders to be held in 2019, although it could expire earlier in certain circumstances. Further, as a result of the Tax Cuts and Jobs Act, the ability to structure certain qualifying “performance-based compensation” as exempt from the $1 million limitation has generally been eliminated and the limitation on deductibility was generally expanded to include all named executive officers. As a result, in approving the amount and form of compensation for our executive officers in the future, we generally will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m), as well as our need to maintain flexibility in compensating executive officers in a manner designed to promote our goals. Our compensation committee may, in its judgment, authorize compensation payments that will or may not be deductible when it believes that such payments are appropriate to attract, retain or motivate executive talent.

Taxation of “Parachute Payments” and Deferred Compensation

If certain service providers receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, they may be subject to an excise tax under Section 4999 of the Internal Revenue Code, and we may lose the ability to deduct the amounts subject to this excise tax under Section 280G of the Internal Revenue Code. Section 409A of the Internal Revenue Code, or Section 409A, imposes significant additional taxes on service providers that receive “deferred compensation” that does not meet the requirements of Section 409A. In 2017, we did not provide (and did not have any agreements or obligations to provide) any of our named executive officers with a “gross-up” payment or other reimbursement for any excise tax liability that he or she might owe under Section 4999 or for any additional tax that he or she might owe under Section 409A.

Accounting Considerations

We follow the authoritative accounting guidance under ASC Topic 718 for our share-based awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based awards made to employees (including named executive officers) and directors based on the grant date “fair value” of these awards. ASC Topic 718 also requires companies to recognize the compensation cost of share-based awards in their income statements over the periods that the employees or directors are required to render service in order to vest in the awards.

The grant date “fair value” of the awards granted to our named executive officers have been calculated for accounting purposes and reported in the tables above, even though our named executive officers may never realize any value from those awards.

Compensation Committee Report

The compensation committee of the board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Katherine Blair Christie (Chair)
Gail Goodman
Adam Miller

The information contained in the Compensation Committee Report shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that MINDBODY specifically incorporates it by reference in such filing.

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans as of December 31, 2017. Information is included for equity compensation plans approved by our stockholders.  We do not have any non-stockholder approved equity compensation plans.

Plan Category	Class of Common Stock	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted- average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders:	Class A	2,485,135	(1)	$21.08	(3)	7,228,498 (4)
	Class B	2,273,563	(2)	$9.53		—
Equity compensation plans not approved by security holders:	—	—		—		—
Total	Class A and Class B	4,758,698		$13.44		7,228,498

(1)	Consists of (i) options to purchase a total of 1,162,485 shares of our Class A common stock under the MINDBODY, Inc. 2015 Equity Incentive Plan, or 2015 Plan, and (ii) 1,322,650 shares of our Class A common stock that are subject to outstanding RSUs under the 2015 Plan. Excludes purchase rights currently accruing under the MINDBODY, Inc. Employee Stock Purchase Plan, or ESPP.
(2)	Consists of options to purchase a total of 2,273,563 shares of our Class B common stock under the MINDBODY, Inc. 2009 Stock Option Plan.
(3)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our Class A common stock subject to outstanding RSUs, which have no exercise price.
(4)	Consists of 6,195,773 shares of our Class A common stock reserved for issuance under our 2015 Plan and 1,032,725 shares of our Class A common stock reserved for issuance under our ESPP. Our 2015 Plan provides that on the first day of each fiscal year beginning in fiscal 2016, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 3,915,682 shares, (ii) 5% of the outstanding shares of common stock as of the last day of our immediately preceding fiscal year, or (iii) such other amount as our board of directors or compensation committee may determine. Our ESPP provides that on the first day of each fiscal year beginning in fiscal 2016, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 783,136 shares, (ii) 1% of the outstanding shares of common stock as of the last day of our immediately preceding fiscal year, or (iii) such other amount as our board of directors or compensation committee may determine. On January 1, 2018, the number of shares of Class A common stock available for issuance under our 2015 Plan and our ESPP increased by 2,347,168 and 469,433 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

RELATED PERSON TRANSACTIONS

Related Person Transactions

The following is a summary of transactions since January 1, 2017 to which we have been or will be a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors, nominees for director, promoters or beneficial holders of more than 5% of any class of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this proxy statement titled Executive Compensation.

Employment Relationships

Effective January 1, 2018, we promoted Carl Lytikainen, the spouse of Kimberly Lytikainen, our chief legal officer and secretary, from vice president, customer service, to senior vice president, customer services. Mr. Lytikainen’s annual salary for 2018 is $230,000, and he receives benefits consistent with other employees serving in the same capacity. In February 2018, we granted to Mr. Lytikainen (i) for his annual equity awards, an option to acquire 6,768 shares of our Class A common stock and an RSU award of 8,731 shares of Class A common stock, and (ii) in connection with his promotion, an option to acquire 3,384 shares of our Class A common stock and an RSU award of 4,365 shares of Class A common stock.

Investors’ Rights Agreement

We are party to an investors’ rights agreement which provides, among other things, that certain holders of our capital stock, including entities affiliated with Institutional Venture Partners XIII, L.P., entities affiliated with W Capital Partners III, L.P., and Richard Stollmeyer, have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing.

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our directors and executive officers.  The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors, executive officers and certain controlling persons to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Person Transactions

Our audit committee has adopted a formal written policy providing that our audit committee will be responsible for reviewing “related person transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of any class of our common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. In determining whether to approve or ratify any such transaction, our audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances and (ii) the extent of the related party’s interest in the transaction. The policy will grant standing pre-approval of certain transactions, including (a) certain compensation arrangements of executive officers, (b) certain director compensation arrangements, (c) transactions with another company at which a related party’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares and the aggregate amount involved does not exceed the greater of $200,000 or 2% of the company’s total annual revenue, (d) transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and (e) transactions available to all U.S. employees generally.

SECURITY OWNERSHIP

The following table sets forth the beneficial ownership of our capital stock as of March 20, 2018 by:

•	each person, or group of affiliated persons, who we know to beneficially own more than 5% of our Class A common stock or Class B common stock;

•	each of our named executive officers;

•	each of our directors and nominees for director; and

•	all of our current executive officers and directors as a group.

The percentage ownership information shown in the table is based on 43,661,511 shares of our Class A common stock and 3,749,905 shares of our Class B common stock outstanding as of March 20, 2018. As of March 20, 2018, we had a total of 47,411,416 shares of common stock outstanding.

We have determined beneficial ownership in accordance with the rules of the SEC.  These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities.  In addition, the rules include (i) shares of common stock issuable pursuant to the exercise of stock options that are currently exercisable or are exercisable within 60 days of March 20, 2018, and (ii) shares of Class A common stock issuable upon vesting of RSUs within 60 days of March 20, 2018.  These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.  Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Unless otherwise noted below, the address of each of the individuals and entities named in the table below is c/o MINDBODY, Inc., 4051 Broad Street, Suite 220, San Luis Obispo, California 93401.  The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Shares Beneficially Owned
	Class A Common Stock		Class B Common Stock
Name of Beneficial Owner	Number	Percent	Number	Percent	Percent of Total Voting Power
Greater than 5% Stockholders:
Institutional Venture Partners XIII, L.P. (1)	1,039,349	2.38%	1,602,683	42.74%	21.03%
Entities affiliated with Luxor Capital (2)	6,410,599	14.68%	—	—	7.90%
FMR LLC (3)	6,408,728	14.68%	—	—	7.90%
Capital World Investors (4)	3,400,000	7.79%	—	—	4.19%
BlackRock, Inc. (5)	2,460,372	5.64%	—	—	3.03%
W Capital Partners III, L.P. (6)	2,438,642	5.59%	—	—	3.00%
Named Executive Officers and Directors:
Richard Stollmeyer (7)	172,561	*	2,088,595	44.82%	23.31%
Michael Mansbach	—	—	—	—	—
Brett White (8)	74,209	*	226,863	5.70%	2.81%
Kimberly Lytikainen (9)	21,592	*	11,824	*	**
Bradford Wills (10)	3,247	*	6,739	*	**
Katherine Blair Christie (11)	19,987	*	48,750	1.28%	**
Court Cunningham	—	—	—	—	—
Gail Goodman (12)	22,513	*	—	—	**
Cipora Herman (13)	9,706	*	—	—	**
Eric Liaw (14)	20,561	*	—	—	**
Adam Miller (15)	6,328	*	—	—	**
Graham Smith (16)	29,987	*	58,332	1.53%	**
All directors and executive officers as a group (14 people) (17)	414,095	*	2,441,103	48.70%	26.40%

*	Represents beneficial ownership of less than 1%.
**	Represents voting power of less than 1%.

(1)	Based solely on the information set forth in Amendment No. 1 to Schedule 13G filed with the SEC on February 15, 2018. Consists of (i) 1,039,349 shares of Class A common stock and (ii) 1,602,683 share of Class B common stock, in each case, held of record by Institutional Venture Partners XIII, L.P. Institutional Venture Management XIII, LLC is the general partner of Institutional Venture Partners XIII, L.P. Todd C. Chaffee, Norman A. Fogelsong, Stephen J. Harrick, J. Sanford Miller and Dennis B. Phelps are the managing directors of Institutional Venture Management XIII, LLC and share voting and dispositive power over the shares held by Institutional Venture Partners XIII, L.P. The address for these entities is c/o Institutional Venture Partners, 3000 Sand Hill Road, Building 2, Suite 250, Menlo Park, California 94025.
(2)	Based solely on the information set forth in (i) Amendment No. 2 to Schedule 13G filed with the SEC on February 14, 2018, (ii) a Form 4 filed by Luxor Capital Group, LP with the SEC on February 14, 2018 and (iii) a Form 4 filed by Luxor Capital Group, LP with the SEC on March 5, 2018. Consists of 3,110,091 shares of Class A common stock beneficially owned by Luxor Capital Partners, LP (the “Onshore Fund”), 2,101,361 shares of Class A common stock beneficially owned by Luxor Capital Partners Offshore Master Fund, LP (the “Offshore Master Fund”), 541,724 shares of Class A common stock beneficially owned by Lugard Road Capital Master Fund, LP (the “Lugard Master Fund”) and 657,423 shares of Class A common stock beneficially owned by Luxor Wavefront, LP (the “Wavefront Fund”). The Offshore Master Fund is a subsidiary of Luxor Capital Partners Offshore, Ltd. (the “Offshore Feeder Fund”). The Lugard Master Fund is a subsidiary of Lugard Road Capital, LP (the “Lugard Feeder Fund”). LCG Holdings, LLC (“LCG Holdings”) is the general partner of the Onshore Fund, the Offshore Master Fund and the Wavefront Fund. Lugard Road Capital GP, LLC (“Lugard GP”) is the general partner of the Lugard Feeder Fund and the Lugard Master Fund. Luxor Capital Group, LP (“Luxor Capital Group”) acts as the investment manager of the Onshore Fund, the Offshore Feeder Fund, the Offshore Master Fund, the Lugard Feeder Fund, the Lugard Master Fund and the Wavefront Fund (collectively, the “Funds”). Luxor Management, LLC (“Luxor Management”) is the general partner of Luxor Capital Group. Christian Leone is the managing member of Luxor Management and the managing member of LCG Holdings, LLC (“LCG Holdings”). Each of Mr. Leone and Jonathan Green is a managing member of Lugard GP. By virtue of these relationships, LCG Holdings may be deemed to have voting and dispositive power over the shares beneficially owned by the Onshore Fund, the Offshore Master Fund and the Wavefront Fund; Lugard GP and Mr. Green may be deemed to have voting and dispositive power over the shares beneficially owned by the Lugard Master Fund; and Luxor Capital Group, Luxor Management and Mr. Leone may be deemed to have voting and dispositive power over the shares beneficially owned by the Funds. The address for the Onshore Fund, the Lugard Feeder Fund, the Wavefront Fund, Luxor Capital Group, Luxor Management, Lugard GP, LCG Holdings, Mr. Green and Mr. Leone is 1114 Avenue of the Americas, 28th Floor, New York, New York 10036. The address for the Offshore Master Fund, the Offshore Feeder Fund and the Lugard Master Fund is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
(3)	Based solely on the information set forth in Amendment No. 1 to Schedule 13G filed with the SEC on February 13, 2018. FMR LLC and Abigail P. Johnson have dispositive power over all 6,408,728 shares of Class A common stock; Ms. Johnson has sole voting power over 2,047 of the shares of Class A common stock; VIP Contrafund Portfolio has sole voting power over 2,306,283 of the shares of Class A common stock; and Fidelity Balanced Fund has sole voting power over 2,528,171 of the shares of Class A common stock reported as beneficially owned. Ms. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Ms. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Voting power over the shares resides with the Boards of Trustees of various investment companies registered under the Investment Company Act of 1940 (the “Fidelity Funds”). The Fidelity Funds are advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(4)	Based solely on the information set forth in Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2018. Capital World Investors has sole voting and sole dispositive power over all 3,400,000 shares of Class A common stock reported as beneficially owned. The address for Capital World Investors is 333 South Hope Street, Los Angeles, California 90071.
(5)	Based solely on the information set forth in Schedule 13G filed with the SEC on February 1, 2018. BlackRock, Inc. has sole dispositive power over all 2,460,372 shares of Class A common stock and sole voting power over 2,387,539 of the shares of Class A common stock reported as beneficially owned. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(6)	Based solely on the information set forth in Amendment No. 1 to Schedule 13G filed with the SEC on February 2, 2018 and updated based on internal company records. Consists of 2,438,642 shares of Class A common stock beneficially owned by W Capital Partners III, L.P. WCP GP III, L.P. is the sole general partner of W Capital Partners III, L.P. WCP GP III, LLC is the sole general partner of WCP GP III, L.P. Robert J. Migliorino, David S. Wachter and Stephen Wertheimer are the managing members of WCP GP III, LLC and share voting and dispositive power over the shares held by W Capital Partners III, L.P. The address for these entities is 400 Park Avenue, Suite 910, New York, New York 10022.

(7)	Consists of (i) 17,017 shares of Class A common stock held by Mr. Stollmeyer, (ii) 92,074 shares of Class A common subject to options exercisable within 60 days of March 20, 2018, (iii) 63,470 shares of Class A common stock held pursuant to the proxy described below, (iv) 682,188 shares of Class B common stock held of record by Mr. Stollmeyer, (v) 1,250 shares of Class B common stock held of record by Mr. Stollmeyer’s child, (vi) 10,150 shares of Class B common stock held of record by Mr. Stollmeyer’s spouse, (vii) 1,250 shares of Class B common stock held of record by Mr. Stollmeyer’s spouse as custodian for the benefit of her minor child, (viii) 302,600 shares of Class B common stock held of record by Lori Ann Stollmeyer Ryan, (ix) 910,218 shares of Class B common stock subject to options exercisable within 60 days of March 20, 2018, (x) 180,939 shares of Class B common stock held pursuant to the proxy described below. Lori Ann Stollmeyer Ryan has granted Mr. Stollmeyer a proxy to vote the shares held of record by her pursuant to a voting agreement, which will terminate upon the earlier of (A) the ten-year anniversary of the completion of our initial public offering, (B) a change of control of our company and (C) the agreement of the parties. Mr. Stollmeyer holds an irrevocable proxy to vote an aggregate of 180,939 shares of our Class B common stock and 63,470 shares of our Class A common stock held of record by certain of our stockholders.
(8)	Consists of (i) 15,265 shares of Class A common stock held by Mr. White, (ii) 58,944 shares of Class A common stock subject to options exercisable within 60 days of March 20, 2018, (iii) 226,863 shares of Class B common stock subject to options exercisable within 60 days of March 20, 2018.
(9)	Consists of (i) 18,017 shares of Class A common stock subject to options exercisable within 60 days of March 20, 2018, (ii) 11,824 shares of Class B common stock subject to options exercisable within 60 days of March 20, 2018, and (iii) 3,575 shares of Class A common stock subject to options exercisable by Mr. Lytikainen’s spouse within 60 days of March 20, 2018.
(10)	Consists of (i) 3,247 shares of Class A common stock held by Mr. Wills and (ii) 6,739 shares of Class B common stock subject to options exercisable within the earlier to occur of Mr. Wills’s post-termination exercise period under our 2015 Plan and the applicable stock option agreement or within 60 days of March 20, 2018.
(11)	Consists of (i) 13,333 shares of Class A common stock held by Ms. Christie, (ii) 6,654 shares of Class A common stock issuable upon the vesting and settlement of RSUs within 60 days of March 20, 2018, and (iii) 48,750 shares of Class B common stock subject to options exercisable within 60 days of March 20, 2018.
(12)	Consists of (i) 9,596 shares of Class A common stock held by Ms. Goodman and (ii) 12,917 shares of Class A common stock issuable upon the vesting and settlement of RSUs within 60 days of March 20, 2018.
(13)	Consists of (i) 4,716 shares of Class A common stock held of record by Ms. Herman and (ii) 4,990 shares of Class A common stock issuable upon the vesting and settlement of RSUs within 60 days of March 20, 2018.
(14)	Consists of (i) 13,907 shares of Class A common stock held by Mr. Liaw and (ii) 6,654 shares of Class A common stock issuable upon the vesting and settlement of RSUs within 60 days of March 20, 2018.
(15)	Consists of (i) 3,556 shares of Class A common stock held by Mr. Miller and (ii) 2,772 shares of Class A common stock issuable upon the vesting and settlement of RSUs within 60 days of March 20, 2018.
(16)	Consists of (i) 23,333 shares of Class A common stock held by Mr. Smith, (ii) 6,654 shares of Class A common stock issuable upon the vesting and settlement of RSUs within 60 days of March 20, 2018, and (iii) 58,332 shares of Class B common stock subject to options exercisable within 60 days of March 20, 2018.
(17)	Consists of (i) 175,544 shares of Class A common stock beneficially owned by our executive officers and directors, (ii) 197,910 shares of Class A common stock subject to options exercisable within 60 days of March 20, 2018, (iii) 40,641 shares of Class A common stock issuable upon the vesting and settlement of RSUs within 60 days of March 20, 2018, (iv) 1,178,377 shares of Class B common stock beneficially owned by our executive officers and directors, and (v) 1,262,726 shares of Class B subject to options exercisable within 60 days of March 20, 2018.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the SEC.  Such directors, executive officers and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2017, except that Ms. Lytikainen filed one late Form 4 relating to the grant of new hire equity awards to her spouse.

2017 Annual Report

Our financial statements for our fiscal year ended December 31, 2017 are included in our 2017 annual report, which we will make available to stockholders at the same time as this proxy statement.   You may also obtain a copy of our 2017 annual report, including the financial statements and the financial statement schedules, free of charge, by sending a written request to our Investor Relations department at MINDBODY, Inc., 4051 Broad Street, Suite 220, San Luis Obispo, California, 93401, Attention: Investor Relations.

Company Website

We maintain a website at www.mindbodyonline.com.  Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing MINDBODY’s filings on the SEC’s website at www.sec.gov.  You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Directions to Annual Meeting

Directions to our annual meeting, which is to be held at our offices located at 651 Tank Farm Road, San Luis Obispo, California 93401, are as follows:

From 101 N, take exit 198 onto S. Higuera Street, then turn right onto Tank Farm Road, and 651 Tank Farm Road is on the right.

From 101 S, take Exit 200 and turn left onto Los Osos Valley Road, then turn left onto S. Higuera Street, then turn right onto Tank Farm Road, and 651 Tank Farm Road is on the right.

From the San Luis Obispo Regional Airport, exit the airport and turn left onto Broad Street/CA-227, then turn left onto Tank Farm Road, and 651 Tank Farm Road is on the left.

STOCKHOLDER PROPOSAL DEADLINES FOR 2019 ANNUAL MEETING

Stockholder Proposals for Inclusion in Proxy Statement

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner.  For a stockholder proposal to be considered for inclusion in our proxy statement for our next annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive offices not later than December 6, 2018.  In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials.  Proposals should be addressed to:

MINDBODY, Inc.

Attn: Corporate Secretary

4051 Broad Street, Suite 220

San Luis Obispo, California 93401

Stockholder Proposals and Director Nominations Not for Inclusion in Proxy Statement

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders, but do not intend for the proposal to be included in our proxy statement and for stockholders to nominate directors for election at an annual meeting of stockholders.  In order to be properly brought before our 2019 annual meeting of stockholders, the stockholder must have given timely notice of such proposal or nomination, in proper written form.  To be timely for our 2019 annual meeting of stockholders, a stockholder’s notice of a matter that the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be delivered to our corporate secretary at our principal executive offices:

•	not earlier than January 20, 2019, and

•	not later than the close of business on February 19, 2019.

In the event that we hold our 2019 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2018 annual meeting, then such written notice must be received no earlier than the close of business on the 120th day before the 2019 annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to our 2019 annual meeting of stockholders, or

•	the 10th day following the day on which public announcement of the date of our 2019 annual meeting of stockholders is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.  To be in proper written form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our bylaws.  Notices should be addressed to:

MINDBODY, Inc.

Attn: Corporate Secretary

4051 Broad Street, Suite 220

San Luis Obispo, California 93401

For information on how to access our bylaws, please see the section entitled Availability of Bylaws, and for additional information regarding stockholder recommendations for director candidates, please see the section entitled Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to our Board.

*********

We know of no other matters to be submitted at the 2018 annual meeting.  If any other matters properly come before the 2018 annual meeting, the persons named in the proxy will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters. Discretionary authority with respect to such other matters is granted by a properly submitted proxy.

It is important that your shares be represented at the 2018 annual meeting, regardless of the number of shares that you hold.  You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.

THE BOARD OF DIRECTORS

San Luis Obispo, California
April 5, 2018

APPENDIX A – UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

Non-GAAP Net Income (Loss)

In this proxy statement, we disclose our historical non-GAAP net income (loss), which has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. We define non-GAAP net income (loss) as GAAP net loss attributable to common stockholders adjusted for: (1) stock-based compensation expense and (2) amortization of acquired intangible assets.

We use this non-GAAP financial measure internally in analyzing our financial results and evaluating our ongoing operational performance. We believe that this non-GAAP financial measure provides an additional tool for investors to use in understanding and evaluating ongoing operating results and trends in the same manner as our management and board of directors. This non-GAAP financial measure has a number of limitations, including the following: it excludes stock-based compensation expense, which has been and will continue to be for the foreseeable future a significant recurring expense in MINDBODY’s business; and other companies, including companies in our industry, may exclude different non-recurring items in their calculation of this non-GAAP financial measure, which reduces its usefulness as a comparative measure. Because of these and other limitations, you should consider this non-GAAP financial measure along with other GAAP-based financial performance measures, including various cash flow metrics, net loss, and our GAAP financial results.

The following table sets forth the reconciliation of this non-GAAP financial measure to our reported net loss for the years ended December 31, 2017 and 2016, its most directly comparable GAAP financial measure.

Reconciliation of net income (loss):
	Year Ended December 31,
	2017	2016
	(in thousands)
GAAP net loss attributable to common stockholders	$(14,792)	$(22,979)
Stock-based compensation expense	14,101	8,763
Amortization of acquired intangible assets	1,401	426
Non-GAAP net income (loss)	$710	$(13,790)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 02RIHB 1 U P X + Annual Meeting Proxy Card . B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + A Proposals — The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1. The Board of Directors recommends a vote FOR Proposal 2 and Proposal 3. The Board of Directors recommends a vote for 1 YEAR on Proposal 4. For Against Abstain 2. To ratify the appointment of Deloitte & Touche LLP as MINDBODY’s independent registered public accounting firm for the fiscal year ending December 31, 2018. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the 2018 Annual Meeting of Stockholders or any adjournments or postponements thereof. 01 - Richard Stollmeyer 02 - Katherine Blair Christie 1. Election of Directors: For Withhold For Withhold 03 - Graham Smith For Withhold IMPORTANT ANNUAL MEETING INFORMATION For Against Abstain 3. To approve, on an advisory basis, the compensation of our named executive officers as set forth in the proxy statement. 1 Year 2 Years 3 Years Abstain 4. To approve, on an advisory basis, the frequency of future advisory stockholder votes to approve the compensation of our named executive officers. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 17, 2018. Vote by Internet • Go to www.envisionreports.com/MB • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MINDBODY, INC. FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS The undersigned stockholder of MINDBODY, Inc. hereby appoints Richard Stollmeyer and Brett White, or each of them, as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote all of the shares of Class A common stock and Class B common stock that the undersigned is entitled to vote at the 2018 Annual Meeting of Stockholders of MINDBODY, Inc. (the “2018 Annual Meeting of Stockholders”), with all the powers which the undersigned would possess if personally present at the 2018 Annual Meeting of Stockholders to be held at the offices of MINDBODY, Inc. located at 651 Tank Farm Road, San Luis Obispo, California 93401 at 9:00 a.m., local time, on May 17, 2018 and at any adjournment or postponement thereof. Receipt of the Notice of the 2018 Annual Meeting of Stockholders and Proxy Statement and the 2017 Annual Report is hereby acknowledged. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the 2018 Annual Meeting of Stockholders or any adjournment or postponements thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL DIRECTOR NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, “1 YEAR” FOR PROPOSAL 4, AND IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE MEETING. (Items to be voted appear on reverse side.) Proxy — MINDBODY, Inc. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 17, 2018: The Notice, Proxy Statement and 2017 Annual Report are available at www.envisionreports.com/MB Change of Address — Please print your new address below. Comments — Please print your comments below. C Non-Voting Items Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. + + IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.